Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CAMDEN NATIONAL CORPORATION

and

NORTHWAY FINANCIAL, INC.

Dated as of September 9, 2024

i

3.11	Financial Reports and Regulatory Reports	13

3.12	Absence of Certain Changes or Events	14

3.13	Taxes and Tax Returns	14

3.14	Company Employee Programs	17

3.15	Labor Matters	20

3.16	Insurance	22

3.17	Environmental Matters	23

3.18	Intellectual Property	25

3.19	Privacy and Protection of Personal Information	27

3.20	Material Agreements; Defaults	29

3.21	Property and Leases	30

3.22	Inapplicability of Takeover Laws	34

3.23	Regulatory Capitalization	34

3.24	Loans; Nonperforming and Classified Assets	34

3.25	Deposits	37

3.26	Investment Securities	37

3.27	Investment Management and Related Activities	38

3.28	Derivative Transactions	38

3.29	Repurchase Agreements	38

3.30	Deposit Insurance	38

3.31	CRA, Anti-money Laundering and Customer Information Security	39

3.32	Transactions with Affiliates	40

3.33	Brokers; Fairness Opinion	40

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER		41

4.1	Making of Representations and Warranties	41

4.2	Organization, Standing and Authority	41

4.3	Capitalization	41

4.4	Buyer Bank	41

4.5	Corporate Power	42

4.6	Corporate Authority	42

4.7	Non-Contravention	42

4.8	Corporate Records; Articles of Incorporation; Bylaws	43

4.9	Compliance with Laws	43

4.10	Litigation; Regulatory Action	43

4.11	SEC Documents; Financial Reports; and Regulatory Reports	44

4.12	Absence of Certain Changes or Events	45

4.13	Buyer Employee Programs	45

4.14	Regulatory Capitalization	46

4.15	CRA, Anti-money Laundering and Customer Information Security	46

4.16	Taxes and Tax Returns	47

4.17	Labor Matters	49

4.18	Insurance	49

4.19	Privacy and Protection of Personal Information	49

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS		50

5.1	Company Forbearances	50

5.2	Buyer Forbearances	54

ARTICLE VI - ADDITIONAL AGREEMENTS		54

6.1	Company Shareholder Approval	54

6.2	Registration Statement	55

6.3	Press Releases	56

6.4	Access; Information	56

6.5	No Solicitation	58

6.6	Takeover Laws	60

6.7	Shares Listed	61

6.8	Regulatory Applications; Filings; Consents	61

6.9	Indemnification; Directors’ and Officers’ Insurance	61

6.10	Employees and Benefit Plans	62

6.11	Notification of Certain Matters	64

6.12	Financial Statements and Other Current Information	65

6.13	Confidentiality Agreement	65

6.14	Certain Tax Matters	65

6.15	Certain Litigation	65

6.16	Tax Treatment	65

6.17	Treatment of Company Trust-Preferred Securities	66

6.18	Community Investment	66

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER		66

7.1	Conditions to Each Party’s Obligations to Effect the Merger	66

7.2	Conditions to the Obligations of Buyer	67

7.3	Conditions to the Obligations of the Company	68

ARTICLE VIII - TERMINATION		69

8.1	Termination	69

8.2	Effect of Termination and Abandonment	71

ARTICLE IX - MISCELLANEOUS		73

9.1	Survival|	73

9.2	Certain Definitions	73

9.3	Waiver; Amendment|	81

9.4	Expenses	81

9.5	Notices|	81

9.6	Understanding; No Third-Party Beneficiaries	82

9.7	Confidential Supervisory Information	82

9.8	Assignability; Binding Effect	83

9.9	Headings; Interpretation	83

9.10	Counterparts	83

9.11	Governing Law	83

9.12	Specific Performance	83

9.13	Severability	84

9.14	Delivery by Facsimile or Electronic Submission	84

AGREEMENT AND PLAN OF MERGER, dated as of September 9, 2024 (this “Agreement”), by and between Camden National Corporation, a Maine corporation (“Buyer”), and Northway Financial, Inc., a New Hampshire corporation (the “Company”).

RECITALS

WHEREAS, the Boards of Directors of Buyer (the “Buyer Board”) and the Board of Directors of the Company (the “Company Board”) have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein;

WHEREAS, Buyer and the Company intend to effect a merger (the “Merger”) of the Company with and into Buyer in accordance with this Agreement, the Maine Business Corporations Act (the “MBCA”) and the New Hampshire Business Corporations Act (the “NHBCA”), with Buyer to be the surviving entity in the Merger;

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors and executive officers of the Company has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each, a “Voting Agreement”), pursuant to which each shareholder has agreed, among other things, to vote such shareholder’s shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - THE MERGERS

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the MBCA and the NHBCA, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under its Articles of Incorporation, Bylaws and the laws of the State of Maine (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”).

1.2 Effective Time. On or before the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall execute and cause to be filed with the Secretary of State of the State of Maine an articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the MBCA, and execute and cause to be filed with the Secretary of State of the State of New Hampshire an articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the NHBCA. The Merger shall become effective on the date and at the time specified therein (the “Effective Time”).

1.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the MBCA and the NHBCA.

1.4 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place by electronic exchange of documents, or, with the mutual consent of the parties, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, on a date to be specified by the parties, which shall be no later than five Business Days (as defined in Section 9.2(a)) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day hereinafter referred to as the “Closing Date”. Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

1.5 Articles of Incorporation and Bylaws. The Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

1.6 Directors of the Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation; provided, however, that, upon and subject to the occurrence of the Effective Time, Buyer shall expand the size of its Board of Directors, and shall cause Buyer Bank (as defined in Section 9.2(a)) to expand the size of its Board of Directors, to include one director of the Company (the “New Director”), as mutually agreed upon by Buyer and the Company (subject to Buyer’s bylaws, the charter of the corporate governance and risk committee of Buyer, the code of business conduct and ethics of Buyer, and other similar documents pertaining to conflicts of interest and other criteria for directors), who shall be a member of the Board of Directors of the Company as of immediately prior to the Effective Time and shall qualify as an “independent director” with respect to Buyer under the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”) and the applicable rules of the Securities and Exchange Commission (“SEC”), to fill such newly-created vacancy and hold office until his successor is duly elected and qualified or until his earlier death, resignation or removal. Subject to the exercise of the fiduciary duties of Buyer’s and Buyer Bank’s Board of Directors, each of Buyer and Buyer Bank shall cause its Corporate Governance and Risk Committee to nominate, and shall cause its Board to recommend for election, the New Director at Buyer’s and Buyer Bank’s next annual meeting of shareholders at which they are standing for election.

1.7 Officers of the Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.8 Bank Merger. Immediately after the Merger, Northway Bank, a New Hampshire chartered bank (“Company Bank”), will merge with and into Camden National Bank, a national bank (“Buyer Bank”), with Buyer Bank as the surviving institution (the “Bank Merger”). Buyer Bank will be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank will cease. Promptly after the date of this Agreement, Buyer Bank and Company Bank will enter into an agreement and plan of merger substantially in the form set forth in Exhibit A (the “Bank Merger Agreement”). Each of Buyer and the Company will adopt and approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of Buyer Bank and Company Bank, respectively, and Buyer and the Company shall, and shall cause Buyer Bank and Company Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law. It is intended that the Bank Merger qualify as a “reorganization” under Section 368(a) of the Code, and that the Bank Merger Agreement constitutes a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g).

1.9 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g).

ARTICLE II - MERGER CONSIDERATION;

EXCHANGE PROCEDURES

2.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company, any shareholder of the Company:

(a) Each share of common stock, no par value per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Treasury Stock (as defined in Section 9.2(a)) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock), except for the Dissenting Shares (as defined in Section 2.7 below) unless provided otherwise in Section 2.7 below, shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 0.83 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Merger Consideration”).

(d) Notwithstanding anything herein to the contrary, if the aggregate number of shares of Buyer Common Stock to be issued in connection with the Merger would exceed 19.9% of the number of shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time (the “Maximum Share Number”), then (i) Buyer shall have the right to reduce the aggregate number of shares of Buyer Common Stock to be issued in connection with the Merger by a number of shares of Buyer Common Stock such that the total number of shares of Buyer Common Stock to be issued in connection with the Merger does not exceed the Maximum Share Number and (ii) cash in an amount equal to such reduction of the number of shares of Buyer Common Stock pursuant to the preceding clause (i), multiplied by the Buyer Stock Price shall be payable in lieu of such reduced number of shares of Buyer Common Stock, at the same time and on the same terms as such reduced amount would have been payable. Notwithstanding the foregoing, the Buyer shall not have the right to adjust the aggregate number of shares of Buyer Common Stock to be issued in connection with the Merger if either the tax opinion referred to in Section 7.2(b) or the tax opinion referred to in Section 7.3(b) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable U.S. federal income tax principles relating to reorganizations under Section 368(a) of the Code.

2.2 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and, except as to Treasury Stock, each Certificate (as defined in Section 9.2(a)) previously evidencing such shares shall thereafter represent only the right to receive, for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices of Buyer Common Stock on Nasdaq during the regular session (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the twenty consecutive trading days ending on the fifth Business Day immediately prior to the Closing Date, rounded to the nearest whole cent (the “Buyer Stock Price”).

2.4 Exchange Procedures.

(a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to an exchange agent as may be designated by Buyer to act as agent for purposes of conducting the exchange procedures described in this Section 2.4 (the “Exchange Agent”), for exchange in accordance with this Article II, Certificates, in book-entry form, representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) (which, for the avoidance of doubt, shall include reference to book-entry account statements relating to the ownership of Buyer Common Stock) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b) No more than five Business Days following the Closing Date, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, a form of letter of transmittal in a form reasonably satisfactory to Buyer and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon delivery of the Certificate(s) to the Exchange Agent) and instructions for use in effecting the surrender of the Certificate(s) in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1 and 2.3 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (ii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.4(b), each Certificate (other than Certificates representing Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1 and 2.3 and any unpaid dividends and distributions thereon as provided in Section 2.4(c). No interest shall be paid or accrued on (x) any cash in lieu of fractional shares or (y) any such unpaid dividends and distributions payable to holders of Certificates.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.4. After the surrender of a Certificate in accordance with this Section 2.4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.4, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person (as defined in Section 9.2(a)) requesting such exchange pay to the Exchange Agent any transfer or other Tax (as defined in Section 9.2(a)) required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 2.4(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered, or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

2.5 Anti-Dilution Provisions. In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted to give Buyer and the Company the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.5 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement; provided, further, that, for the avoidance of doubt, (i) nothing herein shall limit Buyer’s ability to issue additional shares of Buyer Common Stock, and (ii) no such adjustment shall be made with regard to Buyer Common Stock if (x) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (y) Buyer issues employee or director stock grants or similar equity awards or issues and/or withholds shares of Buyer Common Stock upon exercise or settlement of such awards.

2.6 Withholding Rights. Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. The parties hereto agree that, absent any change in law, no deduction or withholding is required with respect to the payment of the Merger Consideration except for any withholding required as the result of any failure to deliver any certificates or forms requested pursuant to this Agreement. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

2.7 Dissenters’ Rights. Each outstanding share of Company Common Stock the holder of which has perfected their right to dissent from the Merger under Section 293-A:13 of the NHBCA (the “Dissenters’ Rights Laws”) and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the Dissenters’ Rights Laws. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 2.1 hereof. The Company shall give Buyer prompt notice upon receipt by the Company of any such written demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the Dissenters’ Rights Laws, and will promptly notify Buyer of any related material developments or changes. Any payments made in respect of Dissenting Shares shall be made by Buyer.

2.8 Reservation of Right to Revise Structure. Buyer may at any time prior to the Effective Time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the type or amount of the consideration to be issued to holders of Company Common Stock as Merger Consideration as currently contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) adversely affect the U.S. federal income tax treatment of holders of Company Common Stock in connection with the Merger, or (d) require submission to or approval of the Company’s shareholders after the plan of merger set forth in this Agreement has been approved by the Company’s shareholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Making of Representations and Warranties.

(a) As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III, except as set forth in the Company Disclosure Schedule.

(b) On or prior to the date hereof, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III; provided, however, that (i) no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Company Material Adverse Effect (as defined in Section 9.2(a)). Any disclosure made in the Company Disclosure Schedule with respect to a section of Article III shall be deemed to qualify any other section of Article III specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other sections.

3.2 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”), and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. Company Bank is a member in good standing of the Federal Home Loan Bank of Boston. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure to be so qualified that would not be material to the Company and the Company Bank, taken as a whole. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of (i) 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding, and (ii) 9,000,000 shares of Company Common Stock, of which 3,800,000 shares are issued and 2,751,650 shares are outstanding. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). There are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, stock options, restricted stock units, restricted stock, “phantom” stock rights, performance units or other equity or equity-based awards, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no voting trusts, shareholder agreements, proxies or other agreements to which the Company or any Company Subsidiary (as defined in Section 9.2(a)) is a party with respect to the voting, sale or transfer, or registration of any securities or other equity interests of the Company. To the Knowledge (as defined in Section 9.2(a)) of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

(b) There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(c) Other than the (A) the floating rate junior subordinated deferrable interest debentures due 2037 issued by the Company under an indenture, dated March 22, 2007, between the Company and Wilmington Trust Company, as debenture trustee and (B) the junior subordinated debt securities due 2037 issued by the Company, under an indenture, dated June 15, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (collectively, the “Company Trust-Preferred Securities”), neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other debt obligations (other than deposits taken by Company Bank). The Company has provided true, complete and correct copies of all contracts governing the Company Trust-Preferred Securities.

3.4 Subsidiaries.

(a) (i) Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are, or may become, required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities, and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b) The Company does not own (other than in a bona fide fiduciary capacity for persons other than those described in 12 U.S.C. § 1841(g)(2) or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.

(d) Each of the Company’s Subsidiaries is engaged solely in activities that are permissible for a subsidiary of a bank holding company, and each of the Company’s Subsidiaries that is a Subsidiary of Company Bank is engaged solely in activities that are permissible for Company Bank, at locations where Company Bank may engage in such activities and subject to the same requirements as would apply to such activities if conducted by Company Bank.

3.5 Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority in all material respects to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the Regulatory Approvals (as defined in Section 9.2(a)) and the Company Shareholder Approval (as defined in Section 3.6).

3.6 Corporate Authority. This Agreement and the transactions contemplated hereby, subject to the adoption and approval of this Agreement, and the Merger by the holders of a majority of the shares of Company Common Stock entitled to vote on the election of directors of the Company (the “Company Shareholder Approval”) and the approval of the Bank Merger Agreement by Company as Company Bank’s sole stockholder, have been authorized by all necessary corporate action of the Company and the Company Board. No approval of the holders of Company Common Stock is required for the Bank Merger. The Company Board (a) unanimously adopted the Merger and this Agreement, (b) directed that this Agreement and the transactions contemplated hereby be submitted for consideration at a meeting of the shareholders of the Company, and (c) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The Company Shareholder Approval is the only vote of any class or series of capital stock of the Company required by the NHBCA, the Articles of Incorporation of the Company, or the Bylaws of the Company to approve this Agreement and the transactions contemplated hereby.

3.7 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals, the Company Shareholder Approval and the approval of the Bank Merger Agreement by Company as Company Bank’s sole stockholder, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by the Company do not and will not, except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound; (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Incorporation or Bylaws; or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement, except in the case of clauses (i) and (iii), as would not be material to the Company and the Company Bank, taken as a whole.

(b) As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or Company Bank (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

3.8 Articles of Incorporation; Bylaws; Corporate Records. The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the terms of its Articles of Incorporation or Bylaws (or equivalent organizational documents). The minute books of the Company and each of its Subsidiaries (whether written or electronic) contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors).

3.9 Compliance with Laws. Each of the Company and its Subsidiaries:

(a) since January 1, 2021, has been in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting its business, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, the CRA (as defined in Section 3.31(a)), other applicable federal, state, local and foreign laws regulating lending, and all other applicable fair lending laws and other laws relating to discriminatory business practices and record retention (“Finance Laws”). In addition, there is no pending or, to the Knowledge of the Company, threatened charge, action or proceeding by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened, except in each case as would not be material to the Company and the Company Bank, taken as a whole; and

(c) has received, since January 1, 2019, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, except as would not be material to the Company and the Company Bank, taken as a whole. (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist)

3.10 Litigation; Regulatory Action.

(a) Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation (“FDIC”), and the New Hampshire Banking Department) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

3.11 Financial Reports and Regulatory Reports.

(a) The Company has previously delivered to Buyer true, correct and complete copies of the consolidated audited balance sheets of the Company and its Subsidiaries as of December 31, 2023, 2022 and 2021 and the related consolidated audited statements of income, stockholders’ equity and cash flows for the fiscal years 2022 through 2023, inclusive, in each case accompanied by the audit report of the Company’s independent registered public accounting firm. The financial statements referred to in this Section 3.11 (including the related notes and schedules, where applicable, the “Company Financial Statements”) fairly present, and the financial statements referred to in Section 6.12 will fairly present, the consolidated results of operations and consolidated financial condition of the Company and its Subsidiaries for the respective fiscal years or as of the respective dates therein set forth, in each case in accordance with GAAP (as defined in Section 9.2(a)) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against on the most recent audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2024, as set forth in the Company’s call report for the period ended June 30, 2024 (the “Company Balance Sheet”) or incurred in the ordinary course of business consistent with past practice or in connection with this Agreement, since December 31, 2023, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(b) The Company and its Subsidiaries maintain internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries; (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization; (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals; and (v) assets and liabilities of the Company and its Subsidiaries are recorded accurately in the Company’s financial statements. Company has not identified or previously disclosed to its auditors, its Board of Directors, or the audit committee of its Board of Directors (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. Since January 1, 2021, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, auditor, accountant or representative of it or any of its

Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(c) Since July 1, 2021, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the New Hampshire Banking Department and any other applicable Governmental Authority (as defined in Section 9.2(a)), in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

3.12 Absence of Certain Changes or Events. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or in the Company Financial Statements (excluding any risk factors or other forward-looking information), or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2023, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses, consistent with past practice in all material respects, (ii) there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) each of the Company and its Subsidiaries has not taken any action that, if taken during the period from the date hereof through the Effective Time, would have required consent of Buyer pursuant to sections (b), (c), (d), (e), (f), (h), (i), (j), (l), (m), (o), (q), (s), (t), or (u) of Section 5.1.

3.13 Taxes and Tax Returns. For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has (i) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full (or there has been timely paid in full on its behalf) all Taxes required to have been paid by it.

(b) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of December 31, 2023, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate accruals have been established in the Company’s audited consolidated financial statements in accordance with GAAP).

(d) Proper and accurate amounts have been withheld by the Company and each of its Subsidiaries from its respective employees, independent contractors, creditors, shareholders, depositors, and other payees for all periods in compliance with the tax withholding provisions of applicable U.S. federal, state, county and local laws.

(e) As of the date of this Agreement, no U.S. federal, state, local or non-U.S. audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and none of the Company or its Subsidiaries has received written notice of any pending or proposed claims, audits or proceedings with respect to Taxes.

(f) None of the Company or any of its Subsidiaries has granted in writing any power of attorney that is currently in force with respect to any Taxes or Tax Returns.

(g) None of the Company or any of its Subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns have been given by or on behalf of the Company or any of its Subsidiaries, in each case other than pursuant to an extension of time to file Tax Returns obtained in the ordinary course of business and consistent with past practice.

(h) None of the Company or any of its Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes other than (i) customary provisions of any commercial, employment, financing, or leasing agreement entered into in the ordinary course of business the principal purpose of which is not related to Taxes and (ii) any agreement or arrangement solely between or among the Company and/or any of its Subsidiaries.

(i) The U.S. federal income Tax Returns of the Company and its Subsidiaries have been examined and any disputes relating thereto have been settled with the IRS (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2023.

(j) None of the Company or any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year. None of the Company or any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (as defined in Section 9.2(a)) (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract (other than customary provisions of any commercial, employment, financing, or leasing agreement entered into in the ordinary course of business the principal purpose of which is not related to Taxes), or otherwise.

(k) None of the Company or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) Each of the Company and its Subsidiaries currently computes its taxable income exclusively using the accrual method of accounting and has exclusively used the accrual method of accounting to compute its taxable income for all taxable years. None of the Company or any of its Subsidiaries has agreed, or is required, to make any adjustment under Section 481 of the Code affecting any taxable year, and the IRS has not initiated or proposed any such adjustment. None of the Company or its Subsidiaries will be required to include amounts in income, or to exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date. The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code. No property of any of the Company or its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(m) There have not been, within two years of the date of this Agreement, any (i) redemptions by the Company or any of its Subsidiaries, (ii) transfers or dispositions of property by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries did not receive adequate consideration, or (iii) distributions to the holders of Company Common Stock with respect to their stock other than distributions of cash in the ordinary course of business.

(n) No claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(o) The Company and its Subsidiaries have made available to Buyer correct and complete copies of (i) all of their material Tax Returns filed within the past three years; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to the U.S. federal, state, local or non-U.S. Taxes due from or with respect to the Company or any of its Subsidiaries; and (iii) any closing letters or agreements entered into by the Company or any of its Subsidiaries with any Governmental Authority with respect to Taxes.

(p) None of the Company or any of its Subsidiaries has ever participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or any predecessor provision), and each of the Company and its Subsidiaries has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income tax within the meaning of Section 6662 or Section 6662A of the Code.

(q) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after the Closing Date.

(r) Neither the Company nor any Subsidiary of the Company has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede (i) the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) Buyer’s counsel from delivering the opinion described in Section 7.2(b), or (iii) the Company’s counsel from delivering the opinion described in Section 7.3(b).

(s) As of the date hereof, the Company is aware of no reason why the Merger or the Bank Merger would fail to qualify as a “reorganization” under Section 368(a) of the Code.

3.14 Company Employee Programs.

(a) Schedule 3.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is sponsored or maintained by the Company or any of its ERISA Affiliates (as defined below), or with respect to which the Company or any of its ERISA Affiliates has or may have any liability (including by reason of being or having been an ERISA Affiliate with any other Person) (the “Company Employee Programs”).

(b) True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Buyer: (i) all documents embodying or governing such Company Employee Program (or, for unwritten Company Employee Programs, a written description of the material terms of such Company Employee Program) and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the two most recently filed IRS Forms 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any Government Authority.

(c) Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification or require corrective action under the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(d) Each Company Employee Program is, and has been established, operated, and administered in all material respects in compliance with its terms and with applicable laws and regulations and, including without limitation ERISA, the Code, and the Affordable Care Act. No Company Employee Program is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law.

(e) Except as set forth on Schedule 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f) With respect to any Company Employee Program that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, none of the following has occurred or existed, nor will any of the following occur or exist as a result of the transactions contemplated by this Agreement: (i) a failure to make on a timely basis any contribution (including, without limitation, any installment) required under Section 302 or 303 of ERISA or Section 412 of the Code; (ii) the filing of an application for a waiver described in Section 412(c) of the Code and Section 303 of ERISA; (iii) a “reportable event” within the meaning of ERISA Section 4043, for which the notice requirement is not waived by the regulations thereunder; (iv) an event or condition which presents a material risk of a plan termination or any other event that may cause the Company or any ERISA Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA; or (v) “unfunded benefit liabilities” within the meaning of ERISA Section 4001(a)(18).

(g) Neither the Company nor any of its ERISA Affiliates provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law or by any employment or change in control agreement listed on Schedule 3.14(a) of the Company Disclosure Schedule) and the Company has never promised to provide such post-termination benefits.

(h) Each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated, administered and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(i) No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

(j) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Employee Program or other agreement provides any individual with the right to any tax “gross-up”, similar “make-whole” payment, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(k) Except as set forth on Schedule 3.14(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered). The Company has made available to Buyer true, correct and complete copies of Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(l) For purposes of this Agreement:

(i) “Affordable Care Act” shall mean the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended by the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152.

(ii) “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, any stock option plans, stock purchase plans, stock ownership or other equity or equity-based, bonus or incentive award plans, severance pay plans or termination programs or arrangements, deferred compensation arrangements or agreements, employment agreements or offer letters, retirement plans or arrangements, change in control plans or arrangements, supplemental income arrangements, supplemental retirement arrangements, profit sharing arrangements, vacation plans, insurance, medical, welfare, fringe or other benefits or remuneration of any kind and all other benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(iii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iv) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

(v) An “ERISA Affiliate” of one entity means any other entity, trade or business that is, or at any applicable time was, a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity.

(vi) “Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

3.15 Labor Matters.

(a) Schedule 3.15(a)(i) of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Company or any of its Subsidiaries as of the date of this Agreement, setting forth for each employee: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus potential; average scheduled hours per week; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable. Schedule 3.15(a)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed, engaged or used with respect to the operation of the Business and classified by the Company or a Subsidiary as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages paid by the Company and reported on a Form W-2 (collectively, “Contingent Workers”), showing for each Contingent Worker such Contingent Worker’s (i) role in the Business, and (ii) fee or other compensation arrangements.

(b) To the Knowledge of the Company, the Company and its Subsidiaries are, and since at least January 1, 2021 have been, in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. No individual who has performed services for the Company and its Subsidiaries has been improperly excluded from participation in any Company Plan. The Company and its Subsidiaries currently classify and have properly classified each of their employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws since at least January 1, 2021. To the extent that any Contingent Workers are engaged by the Company or any of its Subsidiaries, the Company currently classifies and has properly classified and treated them as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable law and for the purpose of all employee benefit plans and perquisites since at least January 1, 2021, and there are no arrearages in the payment of fees or other compensation due to any such Contingent Workers. Neither the Company nor any of its Subsidiaries has any material liability with respect to the failure to give meal/rest periods to any eligible current or former employee.

(c) Since at least January 1, 2021, neither the Company nor any of its Subsidiaries has been involved in any way in any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices).

(d) Except as set forth on Schedule 3.15(d) of the Company Disclosure Schedule, since at least January 1, 2021, (i) no allegations of sexual harassment, other unlawful harassment or other unlawful discrimination or retaliation have been made in writing to the Company or any Subsidiary or, to the Knowledge of the Company, otherwise made or threatened, in each case, against any current or former employee, director or Contingent Worker of the Company or any Subsidiary, (ii) to the Knowledge of the Company, no incidents of sexual harassment, other unlawful harassment or other unlawful discrimination or retaliation have occurred against any current or former employee, director or Contingent Worker of the Company or any Subsidiary, (iii) to the Knowledge of the Company, there are no facts that may reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or other unlawful discrimination or retaliation against or involving the Company or any Subsidiary or any Company or Subsidiary employee, director or Contingent Worker, and (iv) neither the Company nor any Subsidiary has entered into any settlement agreement related to allegations of sexual harassment, other unlawful harassment or other unlawful discrimination or retaliation against any current or former employee, director or Contingent Worker of the Company or any Subsidiary.

(e) Except as set forth on Schedule 3.15(e) of the Company Disclosure Schedule, during the period since January 1, 2021, (i) no officer’s employment with the Company or any Subsidiary has been terminated for any reason; and (ii) to the Knowledge of the Company, no officer or group of employees or Contingent Workers has expressed any plans to terminate his, her or its employment or service arrangement with the Company or any Subsidiary.

(f) Neither the Company nor any Subsidiary has experienced a “plant closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or any Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary. During the 90 day period preceding the date hereof, no employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to the Company or any Subsidiary.

(g) Except as set forth on Schedule 3.15(g) of the Company Disclosure Schedule, all employees of the Company and any Subsidiary are employed at-will.

(h) Since at least January 1, 2021, to the Knowledge of the Company, the Company and each Subsidiary has paid and continues to pay each of its employees in a manner that complies with the requirements of the Equal Pay Act and/or any other federal, state, or local laws or regulations pertaining to the equal pay of employees.

(i) Schedule 3.15(i) of the Company Disclosure Schedule identifies each employee of the Company or any Subsidiary who is subject to a non-competition and/or non-solicitation agreement with the Company or any Subsidiary and includes a form of each such agreement.

(j) As of the date of this Agreement, there is no strike, lockout, concerted work slowdown, concerted work stoppage, unfair labor practice or other material labor dispute or arbitration or material grievance pending or, to the Knowledge of the Company, threatened, that, in each case, may interfere in any material respect with the respective business activities of the Company or any Subsidiary.

(k) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor union or like organization, and to the Knowledge of the Company, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any Subsidiary to become members of a labor union or like organization with respect to their employment with the Company or any Subsidiary.

3.16 Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies and bonds maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies (“BOLI”). All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy or bond, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company’s Balance Sheet. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the BOLI, and any other life insurance policies on the lives of any current and former officers and directors of the Company and its Subsidiaries that are maintained by the Company or any such Subsidiary or otherwise reflected on the Company’s Balance Sheet are, and will be immediately prior to the Effective Time be, owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. Any BOLI policy owned by the Company or any Subsidiary of the Company complies with the requirements of 12 C.F.R. § 248.10(c)(7) or, in the case of a BOLI policy owned by Company Bank, 12 C.F.R. § 351.10(c)(7).

3.17 Environmental Matters.

(a) Except as disclosed on Schedule 3.17(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the “Company Property”) and, to the Knowledge of the Company, the Loan Properties (as defined below), are, and have been, in compliance in all material respects with all Environmental Laws (as defined below).

(b) There is no suit, claim, action, notice of violation or potential liability, or proceeding pending or, to the Knowledge of the Company, threatened, against the Company and its Subsidiaries (including any action or suit before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party) or potentially responsible party (i) for alleged noncompliance with or liability under (including by any predecessor) any Environmental Law or (ii) relating to the release or presence of, or exposure to, any Hazardous Material (as defined below) or Oil (as defined below) at, in, to, on, from or affecting a Company Property, a Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

(c) Except as set forth on Schedule 3.17(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in Section 3.17(b) could reasonably be based. Except as set forth on Schedule 3.17(c) of the Company Disclosure Schedule, no facts or circumstances have come to the Company’s attention which would reasonably cause it to believe that a suit, claim, action or proceeding as described in Section 3.17(b) would reasonably be expected to occur.

(d) Except as set forth on Schedule 3.17(d) of the Company Disclosure Schedule, during the period of (i) the Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Property or (ii) to the Knowledge of the Company, the Company’s or any of its Subsidiaries’ holding of a security interest in any Loan Property; to the Knowledge of the Company, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Company Property or Loan Property, and no Hazardous Material or Oil is present at, in, on, or under any such Company Property or Loan Property that would result in any liabilities or obligation pursuant to any Environmental Law. To the Knowledge of the Company, prior to the period of (A) the Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries, or (B) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would result in any liabilities or obligation pursuant to Environmental Law.

(e) Neither the Company nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Loan Property and there are no Participation Facilities (as defined below).

(f) The Company has made available to Buyer copies of all environmental reports, studies, sampling data, correspondence and filings in its possession relating to the Company, any of its Subsidiaries, any Company Property or any Loan Property.

(g) The following definitions apply for purposes of this Agreement: (i) “Loan Property” means any property in which the Company or any of its Subsidiaries or Buyer or its Subsidiaries, as the case may be, holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries or Buyer or its Subsidiaries, as the case may be; (ii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries or Buyer or its Subsidiaries, as the case may be, participates or has participated in the management of environmental matters; (iii) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and includes without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances, mold, mycotoxins or fungi, or any other material that may pose a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws; (iv) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (v) “Environment” means any air (including indoor air), water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, soil vapor, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (vi) “Environmental Laws” means any applicable federal, state or local law (including common law), statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, Hazardous Material or Oil. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or Oil.

3.18 Intellectual Property. Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property Assets and material unregistered Marks (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below), identifying for each Intellectual Property Asset that is Registered and owned or purported to be owned by the Company or its Subsidiaries, as applicable, the owner(s), jurisdiction or registrar, application or registration number and application or registration date. Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

(a) all Company Intellectual Property Assets (as defined below) that are Registered and owned or purported to be owned by the Company or any of its Subsidiaries have been duly maintained (including the payment of maintenance and renewal fees), are not expired, cancelled or abandoned (except where the Company has intentionally decided to cancel, abandon, or allow to expire such Company Intellectual Property Asset in exercise of reasonable business judgement), and all Company Intellectual Property Assets are subsisting, and to the Knowledge of the Company, valid and enforceable;

(b) all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office, domain registration service, or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

(c) there are no pending, or, to the Knowledge of the Company, threatened claims, actions, proceedings or notices (including unsolicited invitations to take a license) against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or the distribution, sale or offering of any Product (as defined below) infringes, misappropriates or otherwise violates (or has in the past infringed, misappropriated or otherwise violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(d) the Company and its Subsidiaries have obtained and possess valid and sufficient licenses to use all of the software programs present on the Company IT Systems, computers and other software-enabled electronic devices that it owns, leases or licenses or that the Company or its Subsidiaries have otherwise provided to its employees for their use in connection with the Business;

(e) neither any activity of the Company or any of its Subsidiaries nor any Product distributed, sold or offered by the Company and its Subsidiaries infringes, misappropriates or otherwise violates (or has in the past infringed, misappropriated or otherwise violated) any Third Party Right;

(f) to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating (or has in the past infringed, misappropriated or otherwise violated) any of the Company Intellectual Property Assets, and no claims, actions, proceedings or notices of such infringement, misappropriation or other violation are pending or threatened in writing against any third party by the Company or any of its Subsidiaries;

(g) the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business, and to the Knowledge of the Company there has not been any unauthorized use or disclosure of such Trade Secrets; and

(h) each Person who is or was an employee or independent contractor of the Company or any of its Subsidiaries, and has developed or created any Intellectual Property Asset for or on behalf of the Company or any of its Subsidiaries did so either (i) within the scope of his or her employment such that, subject to and in accordance with applicable Law, all such Intellectual Property Assets became the exclusive property of the Company or (ii) pursuant to written agreements that presently assign, subject to applicable Law, all such Intellectual Property Assets to the Company.

(i) For purposes of this Section 3.18, (i) “Business” means the business of the Company and its Subsidiaries as currently conducted; (ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business; (iii) “Intellectual Property Assets” means all rights worldwide in and to (A) patents, patent applications, registrations and invention disclosures, including continuations, divisionals, continuations-in-part, substitutions, revisions, renewals, reissues, extensions and reexaminations (collectively, “Patents”); (B) trademarks, service marks, trade names, service names, brand names, corporate names, logos, slogans, Internet domain names, URLs, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all related registrations, applications for registration and renewals thereof (collectively, “Marks”); (C) published and unpublished works of authorship, including without limitation all software, data, compilations, databases and computer programs, manuals and other documentation, together with all copyrights therein and thereto, copyright registrations and applications therefor, and any renewals, extensions and reversions thereof; (D) proprietary trade secrets, know-how and confidential information (collectively, “Trade Secrets”); (E) all other proprietary, industrial or other intellectual property rights, in each case, whether or not subject to statutory registration or protection; and (F) all common law rights and moral or economic rights of authors and inventors associated with any of the foregoing, however denominated; (iv) “Products” means those products and/or services licensed, sold, distributed and/or otherwise commercialized by the Company or any of its Subsidiaries; and (v) “Registered” means issued by, registered with or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

(j) Since January 1, 2021, all computer systems, servers, network equipment, technology devices, data communication lines, computer hardware, software and all other information technology equipment (including all data stored therein or processed thereby and all documentation associated thereto) owned, leased or licensed by the Company and its Subsidiaries and used in or necessary to the Business (“Company IT Systems”) are adequate and sufficient (including with respect to working condition and capacity), and operate and perform as required by, the Business and operations of the Company and its Subsidiaries. The Company and its Subsidiaries have (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the Company IT Systems (and all software, information or data stored or otherwise processed on any Company IT Systems) under control of the Company and its Subsidiaries, (ii) continuously maintained all licenses or other rights necessary to use its Company IT Systems, and (iii) maintain reasonable documentation regarding all Company IT Systems under control of the Company or its Subsidiaries, their methods of operation and their support and maintenance. Since January 1, 2021, there has been no malfunction or failure with respect to any Company IT Systems that has had a material effect on the operations of the Business nor to the Knowledge of the Company has there been any unauthorized access to or use of any Company IT Systems under control of the Company and its Subsidiaries. The Company IT Systems under control of the Company and its Subsidiaries are free from any bugs, defects, “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” “viruses,” “worms,” “spyware,” “malware,” “ransomware” or any other disabling or malicious code.

3.19 Privacy and Protection of Personal Information.

(a) Each of the Company and its Subsidiaries complies and has at all times complied, in all material respects, with all (i) applicable Privacy Laws (as defined in Section 9.2(a)), (ii) regulatory, industry, and self-regulatory guidelines and codes that are binding upon the Company and/or its Subsidiaries or to which the Company and/or its Subsidiaries have publicly represented themselves as complying with, including, to the extent applicable, the Payment Card Industry Data Security Standard and all other rules of the payment card brands relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information (as defined in Section 9.2(a)), (iii) internal privacy policies and all privacy policies published on each web site of the Company or any of its Subsidiaries or otherwise communicated by the Company or any of its Subsidiaries in writing to users of any such web site and other third parties, (iv) notice to or consent from the data subject whose Personal Information has been processed by the Company or any of its Subsidiaries, and (v) contractual commitments made by the Company or any of its Subsidiaries with respect to such Personal Information (the “Privacy Requirements”). The Company and each of its Subsidiaries maintains a privacy policy that incorporates all disclosures to data subjects required by applicable Privacy Requirements and none of the disclosures made or contained in such privacy policy is or has been materially inaccurate, misleading or deceptive or in violation of applicable Privacy Requirements.

(b) The Company has adopted a written information security program approved by the Board of Directors of the Company. Such information security program meets the requirements of 12 C.F.R. part 364, Appendix B, 201 C.M.R. 17.00, and all applicable laws, including state information security requirements (collectively, the “Information Security Requirements”) and includes functioning security measures sufficient to protect all Personal Information under the Company’s custody, control and/or in its possession and to protect such Personal Information from unauthorized access or use by any parties. The Company’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security, confidentiality of all Personal Information in accordance with the Privacy Requirements and the Information Security Requirements. The Company has, consistent with industry standards, (i) implemented reasonable procedures to detect any event affecting the security, availability, and/or integrity of the Company’s IT Systems, including any unauthorized access to, or acquisition, use, modification, loss or disclosure of, any Personal Information (“Security Incident”) and (ii) implemented and monitored compliance with such procedures with respect to technical and physical security to protect Personal Information against any Security Incident.

(c) Since January 1, 2021, the Company has: (i) conducted and conducts vulnerability testing, risk assessments, and audits of, and tracks Security Incidents related to, the Company IT Systems and Products of the Company and its Subsidiaries (collectively, “Information Security Reviews”); (ii) corrected all exceptions or vulnerabilities identified in such Information Security Reviews that have been identified as “critical” or “high” or a similar designation; (iii) made available to Buyer true and accurate copies of all Information Security Reviews; and (iv) installed software security patches and other fixes to identified technical information security vulnerabilities. The Company provides its employees with regular training on privacy and data security matters.

(d) In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or controlled by or on behalf of the Company, to the extent required under applicable Privacy Laws, the Company has entered into written data processing agreements with any such third party that comply with applicable Privacy Requirements.

(e) There have been no material Security Incidents involving unauthorized use of or access to Personal Information in the possession, custody or control of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any service provider acting on behalf of the Company or any of its Subsidiaries, and no unresolved breach or violation of the Company IT Systems has occurred or is known or suspected, and there has been no unauthorized or illegal use of or access to any Personal Information. The Company has a data breach response plan in place and tests this plan at least annually.

(f) The consummation of any of the transactions contemplated hereby will not violate any applicable Privacy Requirements.

(g) Since January 1, 2019, (i) there have not been any actions related to violations of applicable Privacy Requirements or Information Security Requirements, and to the Knowledge of the Company, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims, and (ii) neither the Company nor any of its

Subsidiaries has received any correspondence relating to, or written notice of any proceedings, claims, investigations or alleged violations of, applicable Privacy Requirements or Information Security Requirements from any Person or Governmental Authority, and there is no such ongoing proceeding, claim, investigation or allegation.

(h) The Company and its Subsidiaries do not distribute marketing communications to any Person except in accordance with applicable Privacy Requirements and the Company maintains auditable records of opt-in consents or opt-out requests for each data subject to whom it or any Subsidiary sends marketing communications.

(i) To the Knowledge of the Company, the Company is not subject to the California Consumer Privacy Act (“CCPA”) or the European General Data Protection Regulation (“GDPR”) and has not engaged in any activities that would cause it to be required to comply with the CCPA or the GDPR.

(j) The Company has employed commercially reasonable disaster recovery and business continuity plans, procedures and facilities, in each case, consistent in all material respects with industry standards, and has taken commercially reasonable steps to safeguard the Company IT Systems.

3.20 Material Agreements; Defaults.

(a) Except as set forth on Schedule 3.20(a) of the Company Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement, contract, arrangement, commitment or understanding (whether written or oral), or amendment thereto, (i) with respect to the employment or service of any directors, officers, employees or consultants, including without limitation with respect to the termination of any such employment or service; (ii) which would entitle any present or former director, officer, employee or agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries; (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (iv) by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof, other than intercompany agreements entered into in the ordinary course of business consistent with past practice; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries; (vi) which provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof; (vii) which provides for the lease of personal property having a value in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to capital expenditures and involves future payments in excess of $25,000 individually or $50,000 in the aggregate; (ix) which relates to the disposition or acquisition of assets (other than Intellectual Property Assets) or any interest in any business enterprise outside the ordinary course of the Company’s business consistent with past practice; (x) whereby the Company or any of its Subsidiaries receives from or grants to a third party any license or other right to Intellectual Property Assets material to their businesses, other than non-exclusive licenses to commercially available off-the-shelf software; (xi) which primarily relate to data processing, privacy or data protection, including any contract for the collection, use, disclosure, storage, transfer or disposal of Personal Information other than agreements entered into in the ordinary course of business consistent with past practice; (xii) which is not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum; (xiii) which contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any material respect the ability of the Company or any of its Subsidiaries (including, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to solicit customers or the manner in which, or the localities in which, all or any material portion of the business of the Company and its Subsidiaries (including, following consummation of the transaction contemplated hereby, Buyer or any of its Subsidiaries) is or could be conducted; (xiv) which is a collective bargaining agreement or other agreement with a labor union or like organization entered into by the Company or any of its Subsidiaries; or (xv) which materially restricts the conduct of any business by the Company or any of its Subsidiaries. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.20(a), whether or not set forth on Schedule 3.20(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.21 Property and Leases.

(a) Each of the Company and its Subsidiaries has good, valid and marketable title to all the real property and all other property owned by it, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith and for which adequate reserves have been established therefor by the Company if required in accordance with GAAP, (iii) mechanics’ and materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and none of which have a material impact on the use or value of the Company, its Subsidiaries or the applicable real or other property, and (iv) pledges or deposits arising in the ordinary course of business that secure public or statutory obligations (the foregoing clauses (i)-(iv), “Permitted Liens”). Neither the Company nor any of its Subsidiaries has received written notice of any violation of and has no Knowledge that it is in breach of any recorded easements, covenants or restrictions affecting any real property or other property interests owned or leased by it, and to the Knowledge of the Company there has not occurred any event which with notice or lapse of time or both would constitute such a breach thereunder by the Company or any of its Subsidiaries, in each case, that would reasonably be expected to result in liabilities to or require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted thereon, and, to the Knowledge of the Company, no other party is in violation of any such easements, covenants or restrictions.

(b) Each lease or sublease of real property (the “Leased Real Property”) to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.21(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect (the “Leases”). The Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens and any mortgages or other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property. There exists no material breach or default under any Leases by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no material breach or default under any such Leases or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a material breach or default thereunder by such other party. All rent and other material sums and charges payable by the Company or applicable Subsidiary as tenant under a Lease are current. The Company has previously made available to Buyer complete and correct copies of all such Leases, including all amendments and modifications thereto. The Leases are in full force and effect, enforceable in accordance with their terms and constitute binding obligations of a Company or Subsidiary, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Merger nor the Bank Merger requires the consent of any other party to a Lease or will result in a breach of or default under any Lease. Schedule 3.21(b) of the Company Disclosure Schedule includes a list of all security deposits held under the Leases, all of which have been paid to, and (to the Knowledge of the Company) are being held by, the applicable landlord in compliance with the applicable Lease and applicable law, and no such security deposit under the Leases has been applied in respect of a breach or default under such Leases; neither the Company nor any Subsidiary of the Company owes, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Leases; there are no outstanding tenant improvements, free rent, or other landlord inducement costs in favor of the Company or any Subsidiary; all rents, legal deposits and additional guarantees and any other amounts or charges to the extent due and payable under the Leases have been paid; no Company or Subsidiary has provided or received any written notice of any intention to terminate, any Lease; there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person other than the Company or a Subsidiary any right to the possession, use, occupancy or enjoyment of any Leased Real Property; neither the Company nor any Subsidiary has collaterally assigned or granted any security interest in such Lease or any interest therein; there is no Person (other than the Company or its Subsidiaries, as applicable) in possession of the Leased Real Property; no material construction, alteration, decoration or other work due to be performed by any landlord pursuant to any Lease remains to be performed thereunder and all construction allowances or other sums to be paid to the Company or any of its Subsidiaries and all amounts owed to outside contractors or other third parties for work performed by or at the request of the Company or its Subsidiaries with respect to any of the Leased Real Property have been paid in full, to the extent currently due and payable; and the Company (or its Subsidiaries, as applicable) have not vacated or abandoned any of the Leased Real Property or given notice of intent to do so.

(c) Schedule 3.21(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company Bank (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). Neither the Company nor any Company Subsidiary other than the Company Bank owns and any real property. Schedule 3.21(c) of the Company Disclosure Schedule contains a true, correct and accurate rent roll listing all tenants who lease space in the Owned Real Property, the rent paid, term, security deposit and all other material terms; except as set forth in Schedule 3.21(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person any right to the possession, use, occupancy or enjoyment of any Owned Real Property. True, correct and complete copies of all leases to tenants who lease space in the Owned Real Property have been made available to Buyer. Neither the Company nor any of its Subsidiaries has granted any outstanding right to purchase, right of first refusal to purchase, right of first offer or any similar rights with respect to such properties. The Company has made available to Buyer the most current copies of policies of title insurance for the Owned Real Property, and no claim has been made against any such policy which remains pending. The Company has made available to Buyer copies of the most recent surveys and copies of deeds evidencing fee simple title for the Owned Real Property together with copies of all documents listed as exceptions on such title policy. Except as disclosed on Schedule 3.21(c) of the Company Disclosure Schedule, there are no management agreements pursuant to which any third party manages or operates any Owned Real Property or any portion thereof (the “Management Agreement Documents”). Correct and complete copies of any Management Agreement Documents have been provided to Buyer. Each of any such Management Agreement Documents is valid and binding on the Company or its Subsidiary, and, to the Knowledge of the Company, each other party thereto, subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and is in full force and effect. Neither the Company nor any of its Subsidiaries has received written notice that it is in default of any obligations under any Management Agreement Document, and, to the Knowledge of the Company, the manager under such Management Agreement Document has not received written notice that it is in default of its obligations under such Management Agreement Document. Except as listed in Schedule 3.21(c) of the Company Disclosure Schedule, none of the Owned Real Property is subject to special flood or mudslide hazards or within the 100-year flood plain.

(d) None of the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation, or any registered deeds, restrictions of record or other agreements affecting such properties, in any respect that would reasonably be expected to result in liabilities to or require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there, and, to the Knowledge of the Company, there are no proposed changes therein that would so affect any such property or its use. The plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used; and to the Knowledge of the Company there are no facts or conditions affecting any of such properties or any plants, buildings or other structures thereon which would interfere in any material respect with the current use, occupancy or operation thereof, in each case other than relating to ordinary course wear and tear or the effects of the passage of time. With respect to any of the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, any of the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule, except as listed on Schedule 3.21(d) of the Company Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings, suits or administrative actions relating to such Real Property or other matters materially affecting adversely the current use, occupancy or value thereof; (ii) there is no renovation or construction project currently being performed or (solely with respect to Leased Real Property, to the Knowledge of the Company) contemplated at such Real Property; (iii) all requisite certificates of occupancy and other permits or approvals required with respect to such Real Property and the occupancy and use thereof have been obtained, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and, to the Knowledge of the Company, there are no facts that would prevent such Real Property from being occupied by Buyer, after the Closing Date in the same manner as occupied by the Company and/or its Subsidiaries immediately prior to the Closing; (iv) the Company has not entered into any contract for the sale of such Real Property or any constituent or portion thereof, and no lease or other agreement affecting such Real Property contains any rights of first refusal, right of first offer or options to purchase such real property or any portion thereof or any other similar rights; (v) there are no disputes, claims, litigations, investigations, and proceedings affecting such Real Property; (vi) no damage or destruction has occurred with respect to any of the Real Property that would be material to the Company and its Subsidiaries, taken as a whole, whether or not covered by an enforceable insurance policy; (vii) there are currently in effect such insurance policies for the Real Property as are customarily maintained with respect to similar properties utilized for comparable purposes; all premiums due on such insurance policies have been paid by the Company or its Subsidiaries, as applicable; neither the Company nor any of its Subsidiaries has received, and neither the Company nor any of its Subsidiaries has Knowledge of, any written notice or request from any insurance company requesting the performance of any material work or alteration with respect to any Real Property or any portion thereof; neither the Company nor any of its Subsidiaries has Knowledge of, or has received written notice from any insurance company concerning any defects or deficiencies which if not corrected would result in termination of insurance coverage or increase its cost; and

(viii) each parcel of Real Property has direct access to a public street adjoining the Real Property, and such access is not dependent on any land or other real property interest which is not included in the Real Property; none of the plants, buildings, structures and equipment or any portion thereof is dependent for its access, use, or operation on any land, building, improvement or other real property interest which is not included in the Real Property.

3.22 Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any applicable “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”).

3.23 Regulatory Capitalization. The Company and Company Bank are, and immediately prior to the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB and the FDIC.

3.24 Loans; Nonperforming and Classified Assets.

(a) Each loan agreement, note or borrowing arrangement, including, without limitation, mortgage loans, home equity loans, and lines of credit, personal loans, business loans, portions of outstanding lines of credit, credit card accounts, and loan commitments, on the Company’s or its applicable Subsidiary’s books and records (collectively, “Loans”) (i) is evidenced by notes, agreements, other evidences of indebtedness, security instruments (if applicable) that are true, genuine, enforceable and what they purport to be, and documentation appropriate and sufficient to enforce and service such Loan in accordance with its terms, and, except as set forth on Schedule 3.24(a) of the Company Disclosure Schedule, complete and correct sets of originals of all such documents which are included in such books and records; (ii) represents the legal, valid and binding obligation of the related borrower, enforceable in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and (iii) complies with applicable law in all material respects, including the Finance Laws and any other applicable lending and servicing laws and regulations. With respect to each Loan, to the extent applicable, the Loan file contains all original notes, agreements, other evidences of indebtedness, security instruments and financing statements. Each Loan file contains true, complete and correct copies of all material Loan documents evidencing, securing, governing or otherwise related to the Loan and such documents and instruments are in due and proper form. Each Loan document is free of fraud and any misrepresentation, if executed is signed by the persons it purports to be signed by, and witnessed or, as appropriate, notarized by the persons whose signatures appear as witnesses or notaries.

(b) Except as set forth on Schedule 3.24(b) of the Company Disclosure Schedule, and other than Loans that have been pledged to the Federal Home Loan Bank or the Federal Reserve Bank of Boston in the ordinary course of business, no Loan has been assigned or pledged, and the Company or its applicable Subsidiary has good and marketable title thereto, without any basis for forfeiture thereof. The Company or its applicable Subsidiary is the sole owner and holder of the Loans free and clear of any and all Liens other than a Lien of the Company or its applicable Subsidiary.

(c) Other than exceptions approved in accordance with applicable policies in the ordinary course of business, each Loan, to the extent secured by a Lien of the Company or its applicable Subsidiary, is secured by a valid, perfected and enforceable Lien of the Company or its applicable Subsidiary in the collateral for such Loan.

(d) Each Loan was underwritten and originated or purchased by the Company or its applicable Subsidiary (i) in the ordinary course of business and consistent with the Company’s or its applicable Subsidiary’s policies and procedures for loan origination or purchase in place at the time such Loan was made or purchased and (ii) in accordance with applicable law in all material respects, including without limitation, laws related to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, and fair credit reporting.

(e) Each Loan has been marketed, solicited, brokered, originated, made, maintained, serviced and administered in accordance with (i) applicable law in all material respects, including the Equal Credit Opportunity Act, Regulation B of the Consumer Financial Protection Bureau and the Fair Housing Act; (ii) the Company’s or its applicable Subsidiary’s applicable loan origination and servicing policies and procedures; and (iii) the Loan documents governing each Loan.

(f) To the Knowledge of the Company, no Loan is subject to any valid right of rescission, set-off, claim, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the note or the security instrument (if applicable), or the exercise of any right thereunder, render either the note or the security instrument (if applicable) unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(g) Each Loan that is covered by an insurance policy or guarantee was (i) originated or underwritten in accordance with the applicable policies, procedures and requirements of the insurer or guarantor of such Loan at the time of origination or underwriting and (ii) to the Knowledge of the Company continues to comply with the applicable policies, procedures and requirements of the insurer or guarantor in all material respects, such that the insurance policy or guarantee covering the Loan is in full force and effect. To the Knowledge of the Company, there are no defenses, counterclaims, or rights of set-off affecting the eligibility of the Loan for insurance by an insurer or for a guarantee by a guarantor, of affecting the validity or enforceability of any insurance or guarantee with respect to a Loan as a result of any act, error or omission of the Company or any of its Subsidiaries.

(h) Schedule 3.24(h) of the Company Disclosure Schedule discloses as of June 30, 2024: (i) any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in material violation, breach or default of any other provision thereof, including a description of such breach or default; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or 5% or greater shareholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features, and have otherwise been made in accordance with the requirements of Regulation O.

(i) The allowance for Loan losses reflected in the Company Balance Sheet, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(j) The Company has previously made available to Buyer complete and correct copies of its and its applicable Subsidiary’s lending and servicing policies and procedures.

(k) No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to any Loan has taken place on the part of the Company, any Subsidiary or any other Person, including, without limitation, to the Knowledge of the Company, any borrower, any broker, any correspondent or any settlement service provider.

(l) The Company or any Subsidiary is not in breach, and has not breached, any material provision contained in any agreement pursuant to which the Company has brokered, originated, made, sold, participated or performed any activity in connection with any Loan.

(m) Except as set forth on Schedule 3.24(m) of the Company Disclosure Schedule, there is no pending action, suit, proceeding, investigation, or litigation, or to the best of the Company’s Knowledge, threatened, with respect to any Loan.

(n) Except as set forth on Schedule 3.24(n) of the Company Disclosure Schedule, there are no payment defaults as to any Loan.

(o) Except as set forth on Schedule 3.24(o) of the Company Disclosure Schedule, no loan made by the Company or any Subsidiary is subject to a repurchase, make-whole, indemnification or other recourse request or demand from any Person that purchased or acquired such loan, and no facts or circumstances exist that would reasonably be expected to give rise to any repurchase, make-whole, indemnification or other recourse request of demand.

(p) Except as set forth on Schedule 3.24(p) of the Company Disclosure Schedule, to the Knowledge of the Company neither the borrower nor any guarantor of any Loan is in bankruptcy.

(q) For each Loan, there is no default, breach, violation or event of acceleration existing under, as applicable, the mortgage, security instrument, loan agreement or note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute or reasonably be expected to result in a default, breach, violation or event of acceleration, and the Company and any of its Subsidiaries has not waived any default, breach, violation or event of acceleration, all except as provided in the immediately following sentence. None of the rights or remedies under the documentation related to the Loan has been amended, modified, waived, subordinated or otherwise altered by the Company or any of its Subsidiaries, except as evidenced by a written instrument which is a part of the related Loan file and recorded as necessary to establish or enforce all related rights.

(r) Except as set forth on Schedule 3.24(r) of the Company Disclosure Schedule, none of the Loans are serviced by third parties, and there are no obligations, agreements or understandings that could result in any Loan becoming subject to any such third party-servicing.

3.25 Deposits.

(a) The deposits of Company Bank have been solicited, originated and administered by Company Bank in accordance with the terms of their governing documents in effect from time to time and with applicable law in all material respects.

(b) Each of the agreements relating to the deposits of Company Bank is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

(c) Company Bank has complied with applicable law in all material respects relating to overdrafts, overdraft protection and payment for overdrafts.

(d) Any debit cards issued by Company Bank with respect to the deposits of Company Bank have been issued and administered in accordance with applicable law in all material respects, including the Electronic Fund Transfer Act of 1978, as amended, and Regulation E of Consumer Financial Protection Bureau.

3.26 Investment Securities. Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses. The Company and its Subsidiaries are permitted to own any investment securities owned by it in accordance with applicable law.

3.27 Investment Management and Related Activities. None of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity (excluding mortgage loan originators) with a Governmental Authority. Neither the Company nor any of its Subsidiaries engages in any trust business, nor administers or maintains accounts for which it acts as fiduciary (other than individual retirement accounts that are invested in deposits of Company Bank and over which neither the Company nor any of its Subsidiaries has investment discretion), including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.

3.28 Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and, to the Company’s Knowledge, were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.28, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.29 Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.30 Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

3.31 CRA, Anti-money Laundering and Customer Information Security.

(a) Neither the Company nor Company Bank is a party to any agreement with any individual or group regarding matters related to the Community Reinvestment Act of 1977, as amended, and any equivalent applicable state laws (collectively, the “CRA”). Company Bank is in compliance with all applicable requirements of the CRA. Company Bank currently has, and has no reason to believe that immediately prior to the Effective Time it will not have, a CRA rating of “satisfactory” or better.

(b) The Company and each of its Subsidiaries, including Company Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering administered or enforced by any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act” and all such applicable laws, the “Money Laundering Laws”). The Board of Directors of Company Bank has adopted and Company Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder, including the requirement to perform customer due diligence on legal entity customers, and the Company and each of its Subsidiaries, including Company Bank, have complied, and are in compliance, with such written anti-money laundering program.

(c) None of (i) the Company, (ii) any Subsidiary of the Company, (iii) any Person on whose behalf the Company or any Subsidiary of the Company is acting, or (iv) to the Knowledge of the Company, any Person who directly or indirectly beneficially owns securities issued by the Company or any Subsidiary of the Company, is (A) named on the most current list of “Specially Designated Nationals” published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither the Company and nor any of its Subsidiaries, including Company Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither the Company nor any of its Subsidiaries, including Company Bank, is currently engaging in such transactions. The Company and each of its Subsidiaries is currently in compliance, and has at all times complied, with any requirement to block and report to OFAC any property in its possession or control in which any person whose interest in property is blocked has an interest. The Company and its Subsidiaries, including Company Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing matters.

(d) The Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2023, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company or any Subsidiary of the Company, including Company Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or the Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or its Subsidiaries, including Company Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Privacy Requirements is pending or, to the Knowledge of the Company, threatened.

3.32 Transactions with Affiliates. Except as set forth on Schedule 3.32 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning 5% or more of the outstanding Company Common Stock, director, employee or Affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Except as set forth on Schedule 3.32 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All transactions between the Company Bank and any of its “affiliates” (as defined in Regulation W of the FRB) comply, to the extent applicable, with Regulation W of the FRB.

3.33 Brokers; Fairness Opinion. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company or any of its Subsidiaries for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Performance Trust Capital Partners LLC (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Company has received the opinion of the Financial Advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company shall provide to Buyer solely for informational purposes a copy of the executed opinion of the Financial Advisor as soon as practicable following the execution of this Agreement. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement/Prospectus.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Making of Representations and Warranties. As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, except as disclosed in any of the Buyer SEC Documents prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risks set forth in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer hereby makes to the Company the representations and warranties contained in this Article IV.

4.2 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. Buyer is a duly registered bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure to be so qualified that would not be material to Buyer. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified, except for any failure to be so qualified that would not be material to Buyer. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.

4.3 Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 40,000,000 shares of Buyer Common Stock, of which 14,575,979 were issued and 14,575,979 are outstanding. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights. As of the date hereof, other than 500,000 shares of Buyer Common Stock reserved for issuance under any Buyer equity incentive plan or program, of which (a) 268,663 shares of Buyer Common Stock have been issued and (b) 231,337 shares of Buyer Common Stock remain available for issuance under any such Buyer equity incentive plan or program, there are no additional shares of Buyer’s capital stock authorized or reserved for issuance. Buyer does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and Buyer does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights.

4.4 Buyer Bank. The equity securities of Buyer Bank are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights. Buyer Bank has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

4.5 Corporate Power. Each of Buyer and its Subsidiaries has the corporate power and authority in all material respects to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the Regulatory Approvals (as defined in Section 9.2(a)).

4.6 Corporate Authority.

(a) The Buyer Board has adopted resolutions (i) determining that the terms of this Agreement and the transactions contemplated hereby are advisable and in the best interests of Buyer and its shareholders and (ii) approving this Agreement and the transactions contemplated hereby, including, but not limited to, the issuance of shares of Buyer Common Stock (the “Buyer Share Issuance”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger and this Merger Agreement do not require the approval of Buyer’s shareholders.

(b) No corporate proceedings on the part of Buyer are necessary to authorize, adopt, or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the MBCA and the NHBCA and the adoption and approval of the Bank Merger Agreement by Buyer as Buyer Bank’s sole shareholder). Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms except, in each case, as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity.

4.7 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws and applicable stock exchange rules, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, Buyer’s Articles of Incorporation or Bylaws, or (ii) require the consent or approval of any Governmental Authority.

(b) As of the date hereof, Buyer has no Knowledge of any reasons relating to Buyer or Buyer Bank (including, without limitation, compliance with the Community Reinvestment Act or the USA PATRIOT Act) why (i) all of the Regulatory Approvals would not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

4.8 Corporate Records; Articles of Incorporation; Bylaws. Buyer has made available to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its Articles of Incorporation or Bylaws.

4.9 Compliance with Laws. Each of Buyer and its Subsidiaries, except as publicly disclosed:

(a) since January 1, 2021, has been and is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened, except in each case those the absence of which would not be material to Buyer; and

(c) has received, since January 1, 2021, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist), except, in each case of clauses (i) through (iv), such notification or communication would not be material to Buyer.

4.10 Litigation; Regulatory Action.

(a) No material litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding. Neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated banks or financial holding companies or their subsidiaries.

(b) Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries.

(c) Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

4.11 SEC Documents; Financial Reports; and Regulatory Reports.

(a) Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2023 (the “Buyer Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2019 under the Securities Act (as defined in Section 9.2(a)), or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (as defined in Section 9.2(a)) (collectively, the “Buyer SEC Documents”), with the SEC, and all of Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form, in all material respects, with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present, in all material respects, the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present, in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements.

(b) Buyer and each of its Subsidiaries, officers and directors are in compliance, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq in all material respects. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(c) Since January 1, 2021, Buyer and its Subsidiaries have duly filed with the FRB and the Office of the Comptroller of the Currency (“OCC”), and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations, except as would not be material to Buyer.

4.12 Absence of Certain Changes or Events. Except as disclosed in Buyer SEC Documents (other than risk factors and other forward-looking information) filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2023, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.13 Buyer Employee Programs.

(a) Each material Employee Program that is sponsored or maintained by Buyer or any of its ERISA Affiliates, or with respect to which Buyer or any of its ERISA Affiliates has or may have any liability (including by reason of being or having been an ERISA Affiliate with any other Person) (each, a “Buyer Employee Program”) is, and has been established, operated, and administered in compliance with its terms and with applicable laws and regulations in all material respects, including without limitation ERISA, the Code, and the Affordable Care Act.

(b) Each material Buyer Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Buyer Employee Program for any period for which such Buyer Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of Buyer, no event or omission has occurred that would cause any Company Employee Program to lose such qualification or require corrective action under the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(c) No Buyer Employee Program is subject to the laws of any jurisdiction outside the United States.

(d) Neither Buyer nor any of its ERISA Affiliates maintains, or has in the past six (6) years maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Buyer nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(e) With respect to any Buyer Employee Program that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, none of the following has occurred or existed, nor will any of the following occur or exist as a result of the transactions contemplated by this Agreement: (i) a failure to make on a timely basis any contribution (including, without limitation, any installment) required under Section 302 or 303 of ERISA or Section 412 of the Code; (ii) the filing of an application for a waiver described in Section 412(c) of the Code and Section 303 of ERISA; (iii) a “reportable event” within the meaning of ERISA Section 4043, for which the notice requirement is not waived by the regulations thereunder; (iv) an event or condition which presents a material risk of a plan termination or any other event that may cause Buyer or any ERISA Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA; or (v) “unfunded benefit liabilities” within the meaning of ERISA Section 4001(a)(18).

4.14 Regulatory Capitalization. Buyer and Buyer Bank currently are, and Buyer has no reason to believe that immediately after the Effective Time either will not be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

4.15 CRA, Anti-money Laundering and Customer Information Security.

(a) Buyer Bank currently has, and has no reason to believe that immediately prior to the Effective Time it will not have, a CRA rating of “satisfactory” or better.

(b) Buyer and each of its Subsidiaries, including Buyer Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the USA PATRIOT Act, and the Money Laundering Laws, except as would not be material to Buyer. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder, including the requirements to perform customer due diligence on legal entity customers, and Buyer and each of its Subsidiaries, including Buyer Bank, have complied, and are in compliance, with such written anti-money laundering program.

(c) None of (i) Buyer, (ii) any Subsidiary of Buyer, (iii) any Person on whose behalf Buyer or any Subsidiary of Buyer is acting, or (iv) to Buyer’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by Buyer or any Subsidiary of Buyer, is (A) named on the most current list of “Specially Designated Nationals” published by OFAC or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither Buyer and nor any of its Subsidiaries, including Buyer Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither Buyer nor any of its Subsidiaries, including Buyer Bank, is currently engaging in such transactions. Buyer and each of its Subsidiaries is currently in compliance, and has at all times complied, with any requirement to block and report to OFAC any property in its possession or control in which any person whose interest in property is blocked has an interest. Buyer and its subsidiaries, including Buyer Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

(d) Buyer is in compliance with the Information Security Requirements, in all material respects. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written information security program that meets the requirements of applicable law, in all material respects.

(e) Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2023, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer or any Subsidiary of Buyer, including Buyer Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State or Privacy Requirements or Information Security Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Buyer or its Subsidiaries, including each of Buyer Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or Privacy Requirements or Information Security Requirements is pending or, to the knowledge of Buyer, threatened.

4.16 Taxes and Tax Returns.

For purposes of this Section 4.16, any reference to Buyer or its Subsidiaries shall be deemed to include a reference to Buyer’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 4.15(d).

(a) Each of Buyer and its Subsidiaries has (i) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full (or there has been timely paid in full on its behalf) all Taxes required to have been paid by it.

(b) The unpaid Taxes of Buyer and its Subsidiaries (i) did not, as of December 31, 2023, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) set forth in Buyer’s financial statements and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of Buyer and its Subsidiaries in filing their Tax Returns.

(c) Proper and accurate amounts have been withheld by Buyer and each of its Subsidiaries from its respective employees, independent contractors, creditors, shareholders, depositors, and other payees for all periods in compliance with the tax withholding provisions of applicable U.S. federal, state, county and local laws.

(d) As of the date of this Agreement, no U.S. federal, state, local or non-U.S. audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Buyer or any of its Subsidiaries, and none of Buyer or its Subsidiaries has received written notice of any pending or proposed claims, audits or proceedings with respect to Taxes.

(e) None of Buyer or any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only Buyer and its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year. None of Buyer or any of its Subsidiaries has any liability for the Taxes of any Person (other than Buyer or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract (other than customary provisions of any commercial, employment, financing, or leasing agreement entered into in the ordinary course of business the principal purpose of which is not related to Taxes), or otherwise.

(f) Neither Buyer nor any Subsidiary of Buyer has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede (i) the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) Buyer’s counsel from delivering the opinion described in Section 7.2(b), or (iii) the Company’s counsel from delivering the opinion described in Section 7.3(b).

(g) As of the date hereof, Buyer is aware of no reason why the Merger or Bank Merger would fail to qualify as a “reorganization” under Section 368(a) of the Code.

4.17 Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries, to the Knowledge of Buyer, the subject of a material proceeding asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No material work stoppage involving Buyer or any of its Subsidiaries is pending, or to the Knowledge of Buyer threatened. To the Knowledge of Buyer, no labor union is attempting to organize employees of Buyer or any of its Subsidiaries.

4.18 Insurance. Buyer and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations.

4.19 Privacy and Protection of Personal Information.

(a) Each of Buyer and its Subsidiaries has at all times complied, in all material respects, with the Privacy Requirements (to the extent applicable to the Buyer and its Subsidiaries). Buyer and its Subsidiaries have a privacy policy that incorporates all disclosures to data subjects required by applicable Privacy Laws and none of the disclosures made or contained in such privacy policy is or has been materially inaccurate, misleading or deceptive or in violation of applicable Privacy Laws.

(b) Buyer provides its employees with regular training on privacy and data security matters to the extent required by applicable Privacy Laws.

(c) In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or controlled by or on behalf of Buyer, to the extent required under applicable Privacy Laws, Buyer has entered into written data processing agreements with any such third party in accordance with the requirements of applicable Privacy Laws.

(d) Since January 1, 2021, to the Knowledge of Buyer, there have been no material data security incidents involving unauthorized use of or access to Personal Information in the custody and control of Buyer or any of its Subsidiaries or any service provider acting on behalf of Buyer or any of its Subsidiaries, and no unresolved breach or violation of the information security systems of Buyer or any of its Subsidiaries has occurred or is known or suspected, and there has been no unauthorized or illegal use of or access to any Personal Information. Buyer has a data breach response plan in place and tests this plan on a no less than an annual basis.

(e) The consummation of any of the transactions contemplated hereby will not violate any applicable Privacy Laws or the privacy policies of Buyer.

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Company Forbearances. From the date hereof until the Effective Time, except as set forth on Schedule 5.1 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of the Company’s shareholders or any Governmental Authority required for the transactions contemplated hereby (including, without limitation, the Regulatory Approvals) or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.

(b) Stock. (i) Issue, grant, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(c) Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary of the Company, as applicable or (y) regular semi-annual cash dividends on Company Common Stock no greater than $0.35 per share with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance restricted stock unit awards or tendered to pay withholding taxes or in payment of the exercise price of stock options). After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto and align such dates with the corresponding dates with respect to any dividends in respect of Buyer Common Stock (including consideration of changing to a quarterly schedule for the dividends in respect of the Company Common Stock), it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two dividends for any semi-annual period in which the Company pays dividends with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger.

(d) Compensation; Employment Agreements; Other Employee Arrangements. (i) Increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee or Contingent Worker, and (ii) make any incentive or bonus payments, or provide any tax “gross-up” or similar “make-whole” payments, except for (A) increases in base salary or wages in the ordinary course of business consistent with past practice, provided, that no such increases in base salary or wages shall be greater than 5% of any applicable employee’s or Contingent Worker’s annual base salary, wages or consulting fees on an individual level and shall not exceed 5% on an aggregate level per annum, (B) as may be required by law, or (C) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 5.1(d) of the Company Disclosure Schedule.

(e) Benefit Plans. (i) Except actions as may be required by either (A) applicable law or (B) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 5.1(e) of the Company Disclosure Schedule, enter into, establish, adopt or amend any Employee Program or any arrangement that would have been an Employee Program had it been entered into prior to this Agreement, including, without limitation, taking any action that accelerates the vesting, lapsing of restrictions, or exercise of any benefits payable thereunder, (ii) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Employee Program, or (iii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Program that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP.

(f) Company Employees and Contingent Workers; Directors. (i) Hire or terminate, other than for cause or as required by law, the employment of any employee or Contingent Worker with an annual salary or wage rate or consulting fees in excess of $125,000, (ii) elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement, or (iii) elect to the Company Board any person who is not a member of the Company Board as of the date of this Agreement.

(g) Dispositions. Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties (or any material fixtures or equipment thereon) except (i) other than with respect to Intellectual Property Assets, in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole and (ii) with respect to Intellectual Property Assets, the grant of non-exclusive licenses in the ordinary course of business and the expiration of Registered Intellectual Property at the end of their maximum statutory terms.

(h) Governing Documents. Amend the Company’s or Company Bank’s articles of incorporation or bylaws (or equivalent documents).

(i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.

(j) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $50,000 in the aggregate.

(k) Contracts. Enter into or terminate any Company Material Contract or amend or modify in any material respect any Company Material Contract or Lease, or waive any rights under any Company Material Contract or Lease.

(l) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect.

(m) Banking Operations. Enter into any new line of business; change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(n) Derivative Transactions. Enter into any Derivative Transactions other than in the ordinary course of business consistent with past practice.

(o) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(p) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or not in accordance with the investment policy of the Company or its relevant Subsidiary or (ii) any other debt security other than in the ordinary course of business consistent with past practice, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified.

(q) Loans. Make, renegotiate, renew, increase, extend, modify or purchase any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice in amounts not to exceed $3,000,000.

(r) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material.

(s) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(t) Tax Matters. Except as required by law or applicable regulatory authority, make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, change an annual accounting period, change any accounting method, file any amended Tax Return, fail to timely file any material Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, surrender any material right to claim a refund of Taxes, or consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the filing of any material Tax Return or the payment of any material Tax.

(u) Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(v) Adverse Actions. Knowingly take any action or fail to take any action where such action or failure is intended to, would, or would be reasonably likely to, (i) prevent or impede the Merger or Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) result in (A) any of its representations and warranties set forth in this Agreement or the Bank Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material violation of any provision of this Agreement.

(w) Insurance. Fail to maintain in effect any insurance policy, in each case on substantially the same terms as currently in effect; and issue or renew any policy, binder, slip or other contract of insurance or assumed reinsurance except to the extent required by the prior clause or applicable law.

(x) Reorganization. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

(y) Agreements. Agree or commit to do anything prohibited by this Section 5.1.

5.2 Buyer Forbearances. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to knowingly take any action or fail to take any action where such action or failure is intended to, would, or would be reasonably likely to, (i) prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) result in any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1 Company Shareholder Approval.

(a) Following the execution of this Agreement, the Company shall take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and any other transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”). The Company Meeting will take place as promptly as practicable, and in any event no later than 45 days, after the Registration Statement (as defined in Section 6.2 below) is declared effective.

(b) Subject to Section 6.5 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the NHBCA, the Articles of Incorporation of the Company, and the Bylaws of the Company, and all other applicable legal requirements. The Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer and, if requested by Buyer, shall retain an outside proxy solicitation firm. Notwithstanding any Company Subsequent Determination (as defined in Section 6.5 below) or anything herein to the contrary, this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of obtaining the Company Shareholder Approval and nothing contained herein shall be deemed to relieve the Company of such obligation so long as the Buyer has obtained the SEC’s declaration of effectiveness of the Registration Statement; provided, however, that if the Company Board shall have effected a Company Subsequent Determination permitted hereunder, then the Company Board shall submit this Agreement to Company’s shareholders without the recommendation of the Agreement (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable law; provided that, for the avoidance of doubt, the Company may not take any action under this sentence unless it has complied with the provisions of Section 6.5. In addition to the foregoing, neither Company nor the Company Board shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal (as defined in Section 6.5 below) other than the Merger.

(c) The Company shall, on one or more occasions, adjourn or postpone the Company Meeting to a date mutually agreed with Buyer if (i) as of the date of the Company Meeting (including any adjourned meeting) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Company Meeting, (ii) as of the date of the Company Meeting (including any adjourned meeting), the Company has not received proxies representing a sufficient number of shares necessary for the approval this Agreement and the transactions contemplated hereby (including the Merger) by the shareholders of the Company in accordance with the Company’s Articles of Incorporation and Bylaws and applicable law, or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company’s shareholders a reasonable amount of time prior to the Company Meeting, except if the Company Board shall have effected a Company Subsequent Determination permitted hereunder (in which case, no adjournment for such reasons shall be required). The Company shall not otherwise adjourn or postpone the Company Meeting without the prior consent of Buyer.

(d) Subject to Section 6.5 hereof, (A) the Company Board shall recommend that the Company’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and any other transactions contemplated hereby (the “Company Recommendation”), and (B) the Proxy Statement/Prospectus shall include the Company Recommendation.

(e) Subject to Section 6.5 hereof, the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of this Agreement and the transactions contemplated hereby and shall take all other action necessary or advisable to secure the Company Shareholder Approval.

6.2 Registration Statement.

(a) Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company relating to the Company Meeting and constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be filed within 45 days of the date this Agreement and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Company’s independent registered public accounting firm and other representatives, as applicable, in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to the Company’s shareholders.

(b) Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing by or on behalf of the Company to the Company’s shareholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware, prior to the Company Meeting, of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

(c) Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.3 Press Releases. Buyer and the Company will issue a mutually agreed upon initial press release with respect to this Agreement and the transactions contemplated hereby, and thereafter Buyer and the Company will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements or other disclosure regarding this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Buyer may, without the prior consent of the Company, issue any press release or make any other public statement or communication required by applicable law or the rules, regulations or guidance of any Governmental Authority or stock exchange; provided if such disclosure contains information about the Merger not previously disclosed, Buyer will provide notice of such disclosure to the Company as promptly as reasonably practical (including prior to making such disclosure if practical).

6.4 Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), (ii) any environmental reports, studies, sampling data, correspondence and filings relating to the Company, any of its Subsidiaries, any Company Property or any Loan Property, become available to the Company after the date of this Agreement, and (iii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree, or relates to deliberations or other matters concerning the Company’s compliance with this Agreement. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) During the period prior to the Effective Time, upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall cause Buyer Representatives to meet with a Company Representative and discuss matters relating to the completion of the transactions contemplated hereby, and, during such period, it shall promptly notify the Company and the Company Representatives of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution of material litigation involving Buyer or Buyer Bank, which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information, contravenes any law, rule, regulation, order, judgment or decree or involve the disclosure of confidential supervisory information.

(c) The Company and Buyer agree to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.2(a)), as if it were the party receiving the confidential information as described therein). No investigation by one party of the business and affairs of the other party or information shared pursuant to this Section 6.4 shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to a party’s obligation to consummate the transactions contemplated by this Agreement.

6.5 No Solicitation.

(a) The Company and its Subsidiaries shall not and shall use their reasonable best efforts to cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions); (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, 15% or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.5(a), prior to the date that the Company Shareholder Approval is obtained, the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written

Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law; (iii) the Company has provided Buyer with at least five Business Days’ prior notice of such determination in accordance with Section 6.5(e); and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Company. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a nationally recognized, independent financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material Regulatory Approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). The Company agrees that it shall keep Buyer informed, on a reasonably current basis (and in any event within 48 hours), of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Except as provided in Section 6.5(e), neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend modify or withhold, or propose to withdraw, qualify, amend modify or withhold, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within four Business Days following a request by Buyer, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation; (ii) approve or publicly recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.5(d), prior to the time the Company Shareholder Approval is obtained, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the fifth Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (and that did not result from a breach of this Section 6.5) constitutes a Superior Proposal if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a nationally recognized financial advisor, that it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to a Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 6.5(e), except that the Notice Period shall be reduced to three Business Days.

6.6 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.7 Shares Listed. Prior to the Effective Time, to the extent required by Nasdaq, Buyer shall file a notice of additional listing of shares with Nasdaq with respect to the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.

6.8 Regulatory Applications; Filings; Consents. Buyer, the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly (and no more than 45 days from the date of this Agreement) prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions (including the Merger and the Bank Merger) contemplated by this Agreement, including, without limitation, the Regulatory Approvals, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, condition or other requirement which would (i) prohibit or materially limit the ownership or operation by the Company, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or Buyer or any of its Subsidiaries, (ii) compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or Buyer or any of its Subsidiaries, or (iii) compel Buyer or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (i)-(iii) of this sentence would have a material adverse effect on the future operation by Buyer and its Subsidiaries of their business, taken as a whole (including, after the Effective Time, the Company, the “Burdensome Conditions”). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications or waiver requests to be filed by it with the FRB, the OCC, and the Governmental Authorities of the states in which the Company and its Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions (including the Merger and the Bank Merger) contemplated by this Agreement and, subject to applicable law, each party will keep the other parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

6.9 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Articles of Incorporation or Bylaws or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof with respect to any acts, errors or omissions occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time, unless otherwise prohibited by law; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to Buyer which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than 300% of the annual premium currently paid by the Company for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to the amount of the Premium Limit to purchase such lesser coverage as may be obtained with such amount.

(c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.10 Employees and Benefit Plans.

(a) As promptly as practicable after the Effective Time and continuing for at least twelve months following the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the “Continuing Employees”) with employee benefits (including employee contribution levels) that are at least comparable in the aggregate to those maintained by Buyer for similarly-situated employees of Buyer.

(b) Buyer will treat, and use commercially reasonable efforts to cause its applicable Buyer Employee Programs to treat, the service of the Continuing Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate and vesting under any Buyer Employee Programs, and for other appropriate purposes including, but not limited to, applicability of minimum waiting periods for participation (but not for benefit accrual under any defined benefit plan (including minimum pension amount)). Without limiting the foregoing, but subject to the terms and conditions of Buyer’s health and similar plans, Buyer shall use commercially reasonable efforts to cause such plans not treat any employee of the Company or any of its Subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Buyer for a pre-

existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries immediately prior the Effective Time, and any deductibles, co-payments or out-of-pocket expenses paid under any of the Company’s or any of its Subsidiaries’ health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer’s health plans upon delivery to Buyer of appropriate documentation.

(c) Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company.

(d) From and after the Effective Time, Buyer agrees, and agrees to cause its Subsidiaries, to honor and continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of the Company or any of its Subsidiaries existing as of the date hereof, including, without limitation, all employment, severance, deferred compensation, change in control, and split-dollar agreements of the Company and its Subsidiaries listed in Schedule 6.10(d) of the Company Disclosure Schedule.

(e) Unless otherwise directed by Buyer at least two Business Days prior to the Effective Time, the Company shall, effective as of at least one day prior to the Effective Time, terminate the Company’s 401(k) plan and any other plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any of its Affiliates (collectively, the “401(k) Plan”) and take all actions necessary to ensure that no further contributions shall be made to the 401(k) Plan. The Company shall provide to Buyer (i) executed resolutions of the board of directors of the Company authorizing such termination, and (ii) executed amendments to the 401(k) Plan, which (A) in Buyer’s reasonable judgment are sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder, including such that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination, and (B) effective prior to termination of the 401(k) Plan provide for the automatic payment of participants’ accounts upon plan termination in the form of a lump-sum; provided, that the form and substance of such resolutions shall be subject to advance review and approval by Buyer.

(f) For a period of six months following the Effective Time, Buyer agrees to honor the severance guidelines attached as Schedule 6.10(f) of Company Disclosure Schedule in connection with the termination of employment of any Company employee, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily, in such amounts, at such times and upon such conditions as set forth on said Schedule.

(g) Buyer shall use reasonable efforts to consult with the Company, and will consider in good faith the Company’s advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law. Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Buyer with a copy of the intended communication, Buyer shall have a reasonable period of time to review and comment on the communication, and the Company shall reflect any such comments prior to making such communication.

(h) Prior to the Closing Date, the parties hereto shall use reasonable efforts to avoid the application of Section 280G and Section 4999 of the Code without the need for a 280G Shareholder Vote (as defined below). If, after such reasonable efforts, any payments or benefits could constitute a Parachute Payment (as defined below) and could, but for this paragraph, result in the imposition of an excise tax under Section 4999 of the Code, then (1) at least five Business Days prior to the Closing Date, the Company shall submit for approval by its shareholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Shareholder Vote”), any payments that could constitute an “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”), (2) at least two Business Days prior to the 280G Shareholder Vote, the Company shall have received a waiver from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) pursuant to which the disqualified individual’s right to any Parachute Payment shall have been irrevocably waived and (3) the Company shall have delivered to Buyer true and complete copies of all disclosure and documents that comprise the shareholder approval of each Parachute Payment in sufficient time to allow Buyer to comment thereon but no less than five Business Days prior to the 280G Shareholder Vote, and shall reflect all reasonable comments of Buyer thereon.

(i) Buyer and the Company agree to take the actions set forth on Schedule 6.10(i) of Company Disclosure Schedule.

(j) Notwithstanding anything else contained herein to the contrary, nothing in this Section 6.10 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Program or Buyer Employee Program, (ii) create any third party rights in any current or former employee, director or other service provider of Buyer, the Company or any of their respective Affiliates (or any beneficiaries or dependents thereof); or (iii) entitle any Company employee to continued employment on other than an “at will” basis.

6.11 Notification of Certain Matters. Each of Buyer and the Company shall give prompt notice to the other (and will subsequently keep the other party informed on a reasonably current basis of any material developments related to such notice) upon becoming aware of the occurrence or existence of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VII not being satisfied, (b), would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (c) is reasonably likely to result in a Company Material Adverse Effect of a Buyer Material Adverse Effect, as the case may be. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.

6.12 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including statements of financial condition, statements of operations and stockholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company and its Subsidiaries. All information furnished by the Company to Buyer pursuant to this Section 6.12 shall be held in confidence to the same extent of Buyer’s obligations under Section 6.4(c).

6.13 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

6.14 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

6.15 Certain Litigation. The Company shall provide Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.16 Tax Treatment.

(a) Buyer shall use its reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 7.2(b). Buyer shall not take any action (or knowingly fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

(b) The Company shall use its reasonable best efforts to, and cause the Company Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) obtain the opinion of counsel referred to in Section 7.3(b). The Company shall not take any action (or knowingly fail to take any action, including failing to use its reasonable best efforts to proscribe any of its Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

(c) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, (i) each of the parties shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in all applicable Tax Returns, and (ii) none of the parties shall take any Tax reporting position inconsistent with the characterization of the transactions contemplated by this Agreement as a “reorganization” under Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(d) Each of the Company and Buyer shall deliver to the Company’s counsel and Buyer’s counsel at such time or times as reasonably requested by the Company’s counsel or Buyer’s counsel duly executed letters of representation signed by an officer thereof that are customary for transactions of this type and reasonably satisfactory in form and substance to such counsel for the purposes of obtaining (i) the tax opinion from Buyer’s counsel described in Section 7.2(b) and (ii) the tax opinion from the Company’s counsel described in Section 7.3(b).

6.17 Treatment of Company Trust-Preferred Securities. Upon the Effective Time, Buyer shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Buyer under the documents governing the Company Trust-Preferred Securities, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (i) Buyer shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) the Company shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time, as applicable.

6.18 Community Investment. During the three-year period following the Effective Time, Buyer shall make an aggregate of $250,000 in charitable contributions to non-profit organizations, selected by Buyer in its sole discretion, located in Company Bank’s market area.

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable law, the Company’s Articles of Incorporation and the Company’s Bylaws.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No Regulatory Approval shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of the Merger, the Bank Merger or any other transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Nasdaq Listing. The shares of Buyer Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

7.2 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of the Company. (i) (x) The representations and warranties of the Company set forth in Sections 3.3(a) and 3.12(ii) shall be true and correct (other than, in the case of Section 3.3(a), such failures to be true and correct which are de minimis) as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (y) the representations and warranties of the Company set forth in Sections 3.3(b), 3.4(a), 3.5, 3.6, 3.7(a)(ii), 3.14(k), 3.21(a), 3.22, 3.23, 3.33 and the first two sentences of each of Sections 3.2 and 3.8 shall be true and correct in all material respects as of the date of the Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be so true and correct as of such date, and (z) all other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be so true and correct as of such date; provided that, for purposes of clause (z), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Company Material Adverse Effect; and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 7.1(a) have been satisfied.

(b) Tax Opinion Relating to the Merger. Buyer shall have received the written opinion of Buyer’s counsel, which shall be Sullivan & Cromwell LLP (or, if Sullivan & Cromwell LLP is unable or unwilling to render such an opinion, the written opinion of another nationally recognized law firm reasonably satisfactory to the Company), in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon customary representation letters from Buyer, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel.

7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of Buyer. (i) (x) The representations and warranties of Buyer set forth in Section 4.12 shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, (y) the representations and warranties of Buyer set forth in Sections 4.3, 4.5, 4.6, 4.7(a)(i) and the first two sentences of Section 4.2 shall be true and correct in all material respects as of the date of the Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be so true and correct as of such date, and (z) all other representations and warranties of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Buyer Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be so true and correct as of such date; provided that, for purposes of clause (z), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Buyer Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Buyer Material Adverse Effect; and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 7.3 have been satisfied.

(b) Tax Opinion Relating to the Merger. The Company shall have received the written opinion of Company’s counsel, which shall be Goodwin Procter LLP (or, if Goodwin Procter LLP is unable or unwilling to render such an opinion, the written opinion of another nationally recognized law firm reasonably satisfactory to Buyer), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the

Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon customary representation letters from Buyer, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel.

ARTICLE VIII - TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a) by the mutual consent of Buyer and the Company in a written instrument;

(b) by Buyer or the Company, in the event that the Merger is not consummated by July 31, 2025 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;

(d) by Buyer or the Company, (i) in the event the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall (A) impose any term, condition, or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition, or (B) have been denied by final nonappealable action of such Governmental Authority, or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the Merger or the Bank Merger; provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted or prevent such Burdensome Condition from being imposed;

(e) by Buyer or the Company, if the Company Shareholder Approval shall not have been obtained at the Company Meeting (including any adjournment or postponement thereof);

(f) by Buyer, if (i) the Company Board (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, fails to reaffirm the Company Recommendation within four Business Days following a request by Buyer to do so, or makes any public statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (provided, that Buyer’s right to terminate this Agreement pursuant to this Section 8.1(f) in respect of a Company Subsequent Determination will expire 30 days after the last date upon which Buyer receives notice from the Company that the Company Board or a committee thereof has made such Company Subsequent Determination), (B) materially breaches its obligation to call, give notice of and commence the Company Meeting under Section 6.1, (C) approves or recommends an Acquisition Proposal, or (D) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by the Company of Section 6.5 (other than any immaterial or inadvertent violations thereof not intended to result in a Company Acquisition Transaction); or

(g) by the Company, if the Company Board so determines by a majority vote of the members of its entire board, acting in good faith and in accordance with the governing documents of the Company, at any time during the four Business Day period commencing on the Determination Date (as defined below), if all of the following conditions are satisfied:

(i) the Final Buyer Market Value is less than 80% of the Initial Buyer Market Value (with a proportionate adjustment in the event that outstanding shares of Buyer Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date);

(ii) (A) the number obtained by dividing the Final Buyer Market Value by the Initial Buyer Market Value is less than (B) the number equal to (I) the Final Index Price divided by the Initial Index Price minus (II) 0.20 (such amount in (B), the “Index Ratio”);

(iii) the Company and the Company Bank are not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement or the Bank Merger Agreement, as applicable; and

(iv) the satisfaction of the conditions set forth in Schedule 8.1(g)(iv) of the Company Disclosure Schedule.

If the Company elects to exercise its termination right pursuant to this Section 8.1(g), the Company shall give written notice to Buyer not later than the end of the four Business Day period referred to above. During the four Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one ten-thousandth (1/10,000)) to equal the lower of (A) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (I) the product of (1) the Initial Buyer Market Value multiplied by (2) 0.80 and (3) the Exchange Ratio (as then in effect), divided by (II) the Final Buyer Market Value, and (B) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (X) the product of (1) the Index Ratio multiplied by (2) the Exchange Ratio (as then in effect), divided by (Y) the number obtained by dividing the Final Buyer Market Value by the Initial Buyer Market Value. If Buyer makes such election to adjust the Exchange Ratio, it shall give prompt, within such four Business Day period, written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(g), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).

For purposes of this Section 8.1(g), the following terms shall have the meanings indicated below:

“Final Buyer Market Value” means the volume-weighted average closing price per share of Buyer Common Stock, as reported on Nasdaq, for the twenty consecutive trading days immediately preceding the Determination Date (as defined below).

“Determination Date” means the the date on which all Regulatory Approvals (and waivers, if applicable) have been obtained (disregarding any waiting period).

“Final Index Price” means the average of the closing price of the KBW Nasdaq Regional Banking Index for the twenty consecutive trading days prior to the Determination Date.

“Initial Buyer Market Value” means the volume-weighted average closing price per share of Buyer Common Stock, as reported on Nasdaq, for the twenty consecutive trading days immediately preceding the date of this Agreement.

“Initial Index Price” means the average closing price of the KBW Nasdaq Regional Banking Index for the twenty consecutive trading days immediately preceding the date of this Agreement.

8.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 6.3 (Press Releases), 6.13 (Confidentiality Agreement) and 9.4 (Expenses) and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement or fraud.

(b) In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f), the Company shall pay to Buyer an amount equal to $3,192,530 (the “Termination Fee”).

(c) In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(e) or Section 8.1(b), and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to the Company Meeting (including any adjournment or postponement thereof) or prior to the date specified in Section 8.1(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(c), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”

(d) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) as a result of a breach by the Company and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.2(c) and (ii) within 12 months of such termination, the Company shall have consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(d), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”

(e) Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two Business Days after the date of the event giving rise to the obligation to make such payment. Any payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer. Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall constitute liquidated damages and not a penalty and shall be the sole remedy of Buyer in the event of a termination of this Agreement pursuant to Section 8.2.

(f) Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such unpaid amounts at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

ARTICLE IX - MISCELLANEOUS

9.1 Survival|. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

9.2 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine or the State of New Hampshire are authorized or obligated to close.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole ); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise expressly permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (vii) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); or (viii) changes in the trading price or trading volume of Buyer Common Stock (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect).

“Certificate(s)” means certificates or book entry shares evidencing shares of Company Common Stock held by its shareholders.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise expressly permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); or (vii) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of October 18, 2023, by and between Buyer and the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Knowledge” shall mean, with respect to any fact, event or occurrence, the actual knowledge after reasonable inquiry of one or more of (i) in the case of the Company, the Company’s executive officers listed on Schedule 9.2(a)(i) of the Company Disclosure Schedule, or (ii) in the case of Buyer, Simon Griffiths, Michael Archer, David Ackley, Andrew Forbes and Ryan Smith.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Personal Information” means a natural Person’s name, street address, telephone number, e-mail address, photograph, Social Security number, driver’s license number, passport number or user or account number or any other piece of information relating to or being capable of being associated, directly or indirectly, with an identified or identifiable natural Person or is otherwise considered “personal information,” “personally identifiable information,” “personal data” or another analogous term as defined under Privacy Laws, including, without limitation, “nonpublic personal information” as defined under the Gramm Leach Bliley Act.

“Privacy Laws” shall mean any law, rule or regulation that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Privacy Act, the Gramm-Leach-Bliley Act and all United States state Laws concerning privacy, data security, breach response and/or data protection, each as amended from time to time.

“Regulatory Approvals” shall mean any approval or non-objection from any Governmental Authority necessary to consummate the Merger, the Bank Merger and any other transactions contemplated by this Agreement, including, without limitation, (a) the approval of the OCC, (b) the approval or waiver by the FRB, and (c) the approval of the New Hampshire Department of Banking.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“Treasury Stock” shall mean shares of Company Common Stock held (i) in the Company’s treasury or (ii) by the Company or any of its Subsidiaries or by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“280G Shareholder Vote” shall have the meaning set forth in Section 6.10(h).

“401(k) Plan” shall have the meaning set forth in Section 6.10(e).

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).

“Affordable Care Act” shall have the meaning set forth in Section 3.14(l)(i).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bank Merger Agreement” shall have the meaning set forth in Section 1.8.

“BHCA” shall have the meaning set forth in Section 3.2.

“BOLI” shall have the meaning set forth in Section 3.15(a).

“Burdensome Conditions” shall have the meaning set forth in Section 6.8.

“Business” shall have the meaning set forth in Section 3.18(h).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Bank” shall have the meaning set forth in the Section 1.8.

“Buyer Board” shall have the meaning set forth in the recitals to this Agreement.

“Buyer Common Stock” shall have the meaning set forth in Section 2.1(a).

“Buyer Employee Program” shall have the meaning set forth in Section 4.13(a).

“Buyer Form 10-K” shall have the meaning set forth in Section 4.11(a).

“Buyer Representatives” shall have the meaning set forth in Section 6.4(a).

“Buyer SEC Documents” shall have the meaning set forth in Section 4.11(a).

“Buyer Share Issuance” shall have the meaning set forth in Section 4.6(a).

“Buyer Stock Price” shall have the meaning set forth in Section 2.3.

“CCPA” shall have the meaning set forth in Section 3.19(i).

“CERCLA” shall have the meaning set forth in Section 3.17(e).

“Classified Loans” shall have the meaning set forth in Section 3.24(h).

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).

“Company Bank” shall have the meaning set forth in Section 1.8.

“Company Board” shall have the meaning set forth in the recitals to this Agreement.

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).

“Company Employee Programs” shall have the meaning set forth in Section 3.14(a).

“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.18(h)(iii).

“Company IT Systems” shall have the meaning set forth in Section 3.18(i).

“Company Material Contract” shall have the meaning set forth in Section 3.20(a).

“Company Meeting” shall have the meaning set forth in Section 6.1(a).

“Company Property” shall have the meaning set forth in Section 3.17(a).

“Company Recommendation” shall have the meaning set forth in Section 6.1(d).

“Company Representatives” shall have the meaning set forth in Section 6.5(a).

“Company Shareholder Approval” shall have the meaning set forth in Section 3.6.

“Company Subsequent Determination” shall have the meaning set forth in Section 6.5(e).

“Company Trust-Preferred Securities” shall have the meaning set forth in Section 3.3(c).

“Contingent Workers” shall have the meaning set forth in Section 3.15(a).

“Continuing Employees” shall have the meaning set forth in Section 6.10(a).

“CRA” shall have the meaning set forth in Section 3.31(a).

“Derivative Transactions” shall have the meaning set forth in Section 3.28.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee Program” shall have the meaning set forth in Section 3.14(l)(ii).

“Environment” shall have the meaning set forth in Section 3.17(g).

“Environmental Laws” shall have the meaning set forth in Section 3.17(g).

“ERISA” shall have the meaning set forth in Section 3.14(l)(iii).

“ERISA Affiliate” shall have the meaning set forth in Section 3.14(l)(v).

“Exchange Agent” shall have the meaning set forth in Section 2.4(a).

“Exchange Fund” shall have the meaning set forth in Section 2.4(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(c).

“FDIA” shall have the meaning set forth in Section 3.30.

“FDIC” shall have the meaning set forth in Section 3.10(b).

“Final Buyer Market Value” shall have the meaning set forth in Section 8.1(g).

“Finance Laws” shall have the meaning set forth in Section 3.9(a).

“Financial Advisor” shall have the meaning set forth in Section 3.33.

“FRB” shall have the meaning set forth in Section 3.2.

“GDPR” shall have the meaning set forth in Section 3.19(i).

“Hazardous Material” shall have the meaning set forth in Section 3.18(f).

“Indemnified Parties” shall have the meaning set forth in Section 6.9(a).

“Index Ratio” shall have the meaning set forth in Section 8.1(g)(ii).

“Information Security Requirements” shall have the meaning set forth in Section 3.19(b).

“Information Security Reviews” shall have the meaning set forth in Section 3.19(c).

“Initial Buyer Market Value” shall have the meaning set forth in Section 8.1(g).

“Initial Index Price” shall have the meaning set forth in Section 8.1(g).

“Intellectual Property Assets” shall have the meaning set forth in Section 3.18(h).

“IRS” shall have the meaning set forth in Section 3.13(d).

“Leased Real Property” shall have the meaning set forth in Section 3.21(b).

“Leases” shall have the meaning set forth in Section 3.21(b).

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loan Property” shall have the meaning set forth in Section 3.17(g).

“Loans” shall have the meaning set forth in Section 3.24(a).

“Maine Courts” shall have the meaning set forth in Section 9.11.

“maintains” shall have the meaning set forth in Section 3.14(l)(iv).

“Management Agreement Documents” shall have the meaning set forth in Section 3.21(c).

“Marks” shall have the meaning set forth in Section 3.18(h).

“Maximum Share Number” shall have the meaning set forth in Section 2.1(d).

“MBCA” shall have the meaning set forth in Section 1.1.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Money Laundering Laws” shall have the meaning set forth in Section 3.31(b).

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(l)(vi).

“Nasdaq” shall have the meaning set forth in Section 1.6.

“New Certificates” shall have the meaning set forth in Section 2.4(a).

“New Director” shall have the meaning set forth in Section 1.6.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).

“Notice Period” shall have the meaning set forth in Section 6.5(e).

“OFAC” shall have the meaning set forth in Section 3.31(c).

“Oil” shall have the meaning set forth in Section 3.17(g).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Owned Real Property” shall have the meaning set forth in Section 3.21(c).

“Parachute Payment” shall have the meaning set forth in Section 6.10(h).

“Participation Facility” shall have the meaning set forth in Section 3.17(g).

“Patents” shall have the meaning set forth in Section 3.18(h).

“Permitted Liens” shall have the meaning set forth in Section 3.21(a).

“Premium Limit” shall have the meaning set forth in Section 6.9(b).

“Privacy Requirements” shall have the meaning set forth in Section 3.19(a).

“Products” shall have the meaning set forth in Section 3.18(h).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.2(a).

“Real Property” shall have the meaning set forth in Section 3.21(c).

“Registered” shall have the meaning set forth in Section 3.18(i).

“Registration Statement” shall have the meaning set forth in Section 6.2(a).

“Sarbanes-Oxley” shall have the meaning set forth in Section 3.11(b).

“SEC” shall have the meaning set forth in Section 3.11(a).

“Security Incident” shall have the meaning set forth in Section 3.19(b).

“Superior Proposal” shall have the meaning set forth in Section 6.5(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Laws” shall have the meaning set forth in Section 3.21(a).

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Third Party Rights” shall have the meaning set forth in Section 3.18(c).

“Trade Secrets” shall have the meaning set forth in Section 3.18(h).

“USA PATRIOT Act” shall have the meaning set forth in Section 3.31(b).

“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.

“WARN Act” shall have the meaning set forth in Section 3.15(d).

9.3 Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.

9.4 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.

9.5 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, sent by electronic transmission (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer:

2 Elm Street
Camden, ME 04843
Attention:	Michael Archer
Email:	marcher@camdennational.bank

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	H. Rodgin Cohen; Jared M. Fishman
Email:	cohenhr@sullcrom.com; fishmanj@sullcrom.com

If to the Company, to:

9 Main Street
Berlin, NH 03570
Attention:	William J. Woodward
Email:	WWoodward@northwaybank.com

With a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Samantha M. Kirby
Email:	skirby@goodwinlaw.com

9.6 Understanding; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors’ and Officers’ Insurance), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.7 Confidential Supervisory Information. No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) and § 309.6(a)) of a governmental entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.8 Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

9.9 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Words of number may be read as singular or plural, as required by context. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.11 Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Maine applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law (except to the extent that mandatory provisions of the NHBCA are applicable). Each of the parties hereto (a) hereby irrevocably and unconditionally consents to and submit itself to the personal jurisdiction of the state or federal courts located in the State of Maine (“Maine Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Maine Courts, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Maine Courts. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Nothing set forth in this Section 9.12 shall restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available at any time.

9.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.14 Delivery by Facsimile or Electronic Submission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated by means of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CAMDEN NATIONAL CORPORATION

By:	/s/ Simon Griffiths
Name: Simon Griffiths
Title: President and Chief Executive Officer

NORTHWAY FINANCIAL, INC.

By::	/s/ William J. Woodward
Name: William J. Woodward
Title: Chairman, President and Chief Executive Officer